Exhibit 10.14

NET LEASE

PSS INVESTMENTS I INC.,

TPP INVESTMENTS I INC.,

TH£ GREAT-WEST LIFE ASSURANCE COMPANY and

LONDON LITE INSURANCE COMPANY

as Landlord

AND

KINDUCT TECHNOLOGIES INC.

As Tenant

BUILDING:	Tower II – 1969 Upper Water Street
Halifax, Nova Scotia

PREMISES:	Suite 1201

TERM:	5 Years

DATE OF LEASE:	March 21, 2017

SUMMARY OF BASIC TERMS

1.	Landlord	PSS INVESTMENTS 1 INC., TPP INVESTMENTS l INC., THE GREAT-WEST LIFE ASSURANCE COMPANY and LONDON LIFE INSURANCE COMPANY, acting and represented by GWL REALTY ADVISORS INC.

	Address of Landlord	First copy: c/o GWL Reality Advisors Inc. Attention: Property Manager Second copy: c/o GWL Realty Advisors Inc. Attention: VP, Asset Management

2.	Tenant	Kinduct Technologies Inc.

	Address of Tenant	Suite 1201, Purdy’s Wharf Tower Two 1969 Upper Water Street Halifax, NS B3J 3R7

3.	Building	Tower II 1969 Upper Water Street Halifax, Nova Scotia

	Project	Purdy’s Wharf

4.	Premises	Suite 1201

5.	Rentable Area of the Premises	Approximately 9,238 sq. ft.

6	Term Commencement Date Expiry Date	Five (5) Years August 1, 2017 July 31, 2022

7	Fixturing Period	June 1, 2017 – July 31, 2017 (see Article 31.2)

8.		Year 1	Year 2	Years 3 & 4	Year 5
	Basic Per Sq. Ft./Year	$13.00	$13.50	$14.50	$15.00
	Rent Per Year	$120,094	$124,713	$133,951	$138,570
	Per Month	$10,007.83	$10,392.75	$11,162.58	$11,547.50

9	Rent Deposit	N/A

	Security Deposit	N/A

TABLE OF CONTENTS

ARTICLE 1 - INTENT OF LEASE		6

1.1	General Provisions	6

ARTICLE 2 - DEFINITIONS		6

ARTICLE 3 - DEMISE AND POSSESSION		8

3.1	Demise	8

3.2	Delivery of Premises	8

3.3	Notice of Defects	8

3.4	Substitution of Premises	8

ARTICLE 4 - TERM OF LEASE		9

4.1	General Provisions	9

ARTICLE 5 - MONIES PAYABLE BY TENANT		9

5.1	Rent	9

5.2	Business Taxes & Taxes on Improvements or Rent	9

5.3	Real Estate Taxes	10

5.4	Operating Expenses	12

5.5	Payment of Monies	16

5.6	Utilities	17

ARTICLE 6 - USE OF PREMISES		17

6.1	General Use	17

6.2	Restrictions	17

ARTICLE 7 - UTILITIES AND SERVICES		18

7.1	General Provisions	18

7.2	Services for Special Equipment	20

7.3	Discontinuance of Services	21

ARTICLE 8 - ALTERATIONS, REPAIRS, CHANGES, ADDITIONS, IMPROVEMENTS		21

8.1	General Provisions	21

8.2	No Allowance for Inconvenience	23

8.3	Connections to Electrical System	23

8.4	Landlord’s Right to Perform	23

8.5	Termination of Lease	23

8.6	Installation of Necessary Equipment	23

i

ARTICLE 9 - TENANT CARE AND RESPONSIBILITY		24

9.1	General Provisions	24

9.2	Proceeds of insurance	24

9.3	Tenant’s Responsibility	25

9.4	Fire, Police and Health Departments’ Regulations	25

9.5	Fire Protection Equipment	25

9.6	Exhibitions, Signs or Advertisements Inside or Outside the Premises	25

9.7	Supervision Fee for Tenant Repairs	26

9.8	Privileges and Liens	26

ARTICLE 10 - DESERTION AND SURRENDER		26

10.1	General Provisions	26

ARTICLE 11 - ASSIGNMENT AND SUBLETTING		27

11.1	General Provisions	27

11.2	Advertising the Premises for Subletting	27

11.3	Conditions Precedent to any Assignment or Subletting	28

11.4	Delays in Accenting Assignee or Subtenant	28

11.5	Transfer to Assignee or Subtenant	28

11.6	New Leas with Assignee	28

ARTICLE 12 - FIRE AND DESTRUCTION OF PREMISES		28

12.1	If the Premises shall be destroyed or damaged by fire or other casualty, insurable under fire and all risks insurance coverage, then:	28

12.2	Building Partially Destroyed or Damaged Affecting more than 20% of Rentable Area	29

12.3	Insurance Proceeds	30

12.4	Repair of Alterations, Improvements of Tenant’s Property	30

12.5	Where Tenant is at Fault	30

ARTICLE 13 - NO RESPONSIBILITY OF LANDLORD		30

13.1	General Provisions	30

13.2	Dela% in Completion of Premises	31

13.3	Tenant Indemnification	31

13.4	Special Permits	31

ARTICLE 14 - RIGHT OF ENTRY		31

14.1	General Provisions	31

14.2	Alteration of Locks	32

ARTICLE 15 - COMPLIANCE WITH LAW		32

15.1	General Provisions	32

ARTICLE 16 - INSURANCE REQUIREMENTS		32

16.1	Landlord’s Insurance	32

16.2	Tenant not to Jeopardize Landlord’s Insurance	33

16.3	Tenant’s Insurance	33

16.4	Landlord’s Right to Place Tenant’s Insurance	35

16.5	Mutual Release	36

ARTICLE 17 - MORTGAGES AND SUBORDINATION		36

17.1	General Provisions	36

17.2	Landlord’s Default under any Underlying Lease, Mortgage, Hypothec or Deed	36

17.3	Request from Landlord to Tenant for Written Statement	36

17.4	Certificate from Tenant	37

17.5	Assignment by Landlord	37

ARTICLE 18 - EXPROPRIATION		38

18.1	General Provisions	38

ARTICLE 19 - WAIVER		38

19.1	General Provisions	38

ARTICLE 20 - NOTICES AND DEMANDS		38

20.1	By Landlord to Tenant	38

20.2	Tenant’s Domicile	39

20.3	Bs Tenant to Landlord	39

20.4	Prior to Commencement Date	39

ARTICLE 21 - LANDLORD AND TENANT		39

21.1	Definition of Landlord	39

21.2	Tenant Partnership	39

21.3	Relationship between Landlord and Tenant	40

ARTICLE 22 - BROKERAGE COMMISSION		40

22.1	General Provisions	40

ARTICLE 23 - SECURITY		40

23.1	To Secure Payment of Rent	40

ARTICLE 24 - EXPIRATION OF THETERM OF THE LEASE		40

24.1	Tenant’s Notice to Landlord	40

24.2	Tenant’s Credit Rating	41

ARTICLE 25 - FORCE MAJEURE		41

25.1	General Provisions	41

ARTICLE 26 - GOVERNING LAW		41

26.1	General Provisions	41

ARTICLE 27 - PRIOR AGREEMENTS		41

27.1	General Provisions	41

27.2	Amendments of lease	42

ARTICLE 28 - RULES AND REGULATIONS		42

28.1	Acts to Injure Premises or Persons	42

28.2	Preservation of Good Order and Cleanliness	42

28.3	Animals	42

28.4	Canvassing	42

28.5	Sidewalks, Entries, Passages, Elevators, etc.	42

28.6	Advertising	43

28.7	Signs or Advertisements on the Building	43

28.8	Selling Articles or Carrying on Business other than that specifically provided for in Lease	43

28.9	Workmen for Repairs	43

28.10	Care of Premises-	43

28.11	Window Shades	43

28.12	Washrooms	43

28.13	Apparatus Requiring Permit	44

28.14	Entering Building After Normal Office Hours	44

28.15	Safes and Heavy Equipment	44

28.16	Rules and Regulations for Security of Building	44

28.17	Further Rules and Regulations	44

28.18	Access to Loading Area	45

28.19	Keys	45

28.20	Graphics	45

28.21	Environmental	45

ARTICLE 29 - DEFAULT BY TENANT		47

29.1	Events of Default	47

29.2	The Exercise of any Right of Landlord	49

29.3	No Waiver by. Landlord	49

29.4	Landlord’s Right to Enter Premises	49

29.5	No Limitation on Right to Distrain	50

ARTICLE 30 - - MISCELLANEOUS		50

30.1	Captions	50

30.2	No Rexistration	50

30.3	Tenant’s Acceptance of I ease	50

30.4	Acknowledgement of Authority	50

30.5	Succcsson and Assigns	51

ARTICLE 31 - -SPECIAL CLAUSES		51

31.1	Condition of Premises	51

31.2	Fixturing, Period	51

31.3	Tenant Improvement Allowance	51

31.4	Ltension of Term	52

31.5	Right Of Dint Refusal	53

31.6	Parking	54

31.7	New Yemen 1.nv ironmental Assessment Form	54

31.8	Consultant’s Fee	54

31.9	Tenant Financials	54

SCHEDULES

A	Description of Land
B	Plan of Premises
C	Definition of Rentable Area Proportion Formula
D	Building Standard Installation Schedule
E	New Tenant Environmental Assessment Form

v

THIS NET LEASE entered into as of March 21, 2017.

BETWEEN:

PSS INVESTMENTS I INC., TPP INVESTMENTS I INC., THE GREAT-WEST LIFE ASSURANCE COMPANY and LONDON LIFE INSURANCE COMPANY, (hereinafter collectively called the “Landlord”);

AND:

KINDUCT TECHNOLOGIES INC., (hereinafter called the “Tenant”):

ARTICLE 1 - INTENT OF LEASE

1.1	General Provisions

It is the intent of the parties that this Net Lease be a lease that is absolutely net to Landlord excerpt as expressly hereinafter set out. Any amount and any obligation as is not expressly declared herein to be that of Landlord shall be deemed to be the obligation of Tenant to be performed by and at the expense of Tenant.

ARTICLE 2 - DEFINITIONS

2.1	In this Net Lease Agreement:

(1)	“lease” - any reference to the “lease” shall mean this Net Lease Agreement’

(2)	“Phase I” means the lands and buildings known as the Purdy’s Wharf Tower I, 1949 Upper Water Street and Purdy’s parking garage constructed at or near Upper Water Street, Halifax, Nova Scotia;

(3)	“Phase II” means the lands and buildings known as Purdy’s Wharf Tower II including extension to the parking garage on lands at or near Upper Water Street, Halifax, Nova Scotia;

(4)	“Future Phases” means such future phases of the Purdy’s Wharf Development as may be constructed from time to time;

(5)	“Land” means the land more particularly described in Schedule “A” attached hereto;

(6)	“Building” means the buildings, structures and Improvements, including parking garage constructed or to be constructed on the Land;

(7)

“Common Areas” means all the facilities from time to time provided and designated by Landlord to serve Phase I, Phase II, Future Phases, the Building and the Land and shall include, where applicable, and without limitation, roadways, walkways, sidewalks, parking facilities, landscaped areas, plans, lobbies, washrooms available for use of tenants and/or public, open or enclosed pedestrian malls, courts, arcades, tunnels, bridges, truck courts, common loading areas and delivery facilities, driveways, customer and service ramps, stairways, escalators and elevators available for use by the public or by tenants generally, fire detection, fire prevention and communication facilities, common pipes, electrical, plumbing and other common mechanical and electrical installations, equipment and services, public seating facilities, and all other areas and facilities from time to time provided, designated, or made available by Landlord for the use of Tenant and other tenants or members of the public, Landlord expressly reserving the right to eliminate, substitute and/or rearrange any or all of the areas so provided and designated without claim by Tenant in respect of any such elimination, substitution or rearrangement;

(8)

“Premises” means that part of the Building which Tenant has agreed to rent from Landlord and being that portion of the Building substantially as outlined in heavy black on the plan attached hereto as Schedule “B”;

(9)

“Operating Year” means such fiscal period as Landlord shall adopt for the purposes of the accounts relating to the Land and Building, provided that Landlord shall be permitted at any time and from time to time to change the commencement and termination dates of any Operating Year, so long as Tenant shall not be unduly prejudiced by any such change;

(10)

“Proportion” when used herein to refer to Tenant’s share of any tax, expense or cost shall be the percentage of the aggregate of any such tax, expense or cost calculated as more particularly set out in Schedule “C” attached hereto.

ARTICLE 3 - DEMISE AND POSSESSION

3.1	Demise

Landlord in consideration of the rents, covenants and agreements herein contained on the part of Tenant to be paid, kept and performed, does hereby lease to Tenant and Tenant does hereby hire and take from Landlord the Premises, together with a right of use, with others having a like right, to the Common Areas.

3.2	Delivery of Premises

It is agreed between the parties hereto that the Premises are being delivered to Tenant completed in accordance with Schedule “D” attached hereto (or with the allowance to finish) all items set forth therein being hereinafter sometimes collectively referred to as the “Alterations” which shall become the responsibility of Tenant on and from the Commencement Date.

3.3	Notice of Defects

Taking possession of all or any portion of the Premises by Tenant shall be conclusive evidence as against Tenant that the Premises or such portion thereof are in satisfactory condition on the date of taking possession, subject only to latent defects and to deficiencies (if any) listed by notice in writing delivered by Tenant to Landlord not more than 60 days after the date of taking possession.

3.4	Substitution of Premises

At any time after the execution of this lease and subject to the mutual consent between the parties, both parties acting reasonably, Landlord may substitute for the Premises other premises in the buildings known as Purdy’s Wharf Tower I, 1949 Upper Water Street or Purdy’s Wharf Tower II (the “New Premises”) in which event the New Premises shall be deemed to be the Premises for all purposes hereunder, provided:

(1)	The New Premises shall be similar to the Premises in area and in appropriateness for use for Tenant’s purposes;

(2)

If Tenant is then occupying the Premises, Landlord shall pay the expense of moving Tenant, its property and equipment to the New Premises, and such moving shall be done at such times and in such manner so as to cause the least inconvenience to Tenant;

(3)

If Tenant is then occupying the Premises, Landlord shall give to Tenant not less than 30 days notice of such substitution, and if Tenant is not occupying the Premises, Landlord shall give Tenant not less than 15 days prior notice of such substitution;

(4)

Landlord shall, at its sole cost, improve the New Premise with Improvements substantially similar to those located in the Premises, including but not limited to general space requirements, security and infrastructure set up and electrical access points.

ARTICLE 4 - TERM OF LEASE

4.1	General Provisions

The term of this lease shall commence on August 1, 2017 (the “Commencement Date”) and, unless the term shall sooner be terminated under the provisions hereof shall expire at 11:59 p.m. on July 31, 2022.

ARTICLE 5 - MONIES PAYABLE BY TENANT

5.1	Rent

Tenant covenants and agrees to pay to Landlord yearly throughout the term of this lease a Basic Rent computed at the following rates per square foot of rentable area of the Premises per annum (rentable area being calculated as more particularly set out in Schedule “C”), said Basic Rent being payable in equal monthly instalments in advance without set-off compensation or reduction whatsoever on the first day of each month during the term:

(a)	$0.00 per square foot per annum during the first six (6) months of the term commencing August 1, 2017. and continuing to and including January 31, 2018;

(b)	$13.00 per square foot per annum during the next six (6) months of the term commencing February 1, 2018, and continuing to and including July 31, 2018;

(c)	$13.50 per square foot per annum during the second (2nd) year of the term commencing August 1, 2018, and continuing to and including July 31, 2019;

(d)	$14.50 per square foot per annum during the third and fourth (3rd & 4th) years of the term commencing August 1, 2019, and continuing to and including July 31, 2021; and

(e)	$15.00 per square foot per annum during the fifth (5th) year of the term commencing August 1, 2021, and continuing to and including July 31, 2022.

5.2	Business Taxes & Taxes on Improvements or Rent

5.2.1	Taxes Payable on Business and Improvements

Tenant shall pay all business taxes or other similar rates and taxes which may be levied or imposed upon the Premises or the business carried on therein including, without restricting the generality of the foregoing, any taxes or other similar rates which may in the future be levied in substitution for business taxes currently levied and whether levied against Landlord or Tenant; all other rates and taxes which are or may be payable by Tenant as tenant and occupants thereof; on Tenant’s fixtures, equipment and machinery; and any and all taxes that may be levied upon the Improvements (as hereinafter defined in Article 8.1).

5.2.2	Tenant to Reimburse Landlord

If by law, regulation or otherwise, business taxes or other similar rates and taxes or taxes upon Tenant’s fixtures, equipment, machinery or upon Improvements are made payable by landlords or proprietors, or if the mode of collecting such taxes and/or rates be so altered as to make Landlord liable therefor instead of Tenant, Tenant shall repay to Landlord prior to the due date but in any event within 7 days after demand upon Tenant, the amount of the charge imposed on Landlord as a result of such change, and shall save Landlord harmless from any cost or expense in respect thereof.

5.2.3	Taxes Pax able on Rent

If any business transfer tax, value-added tax, multi-stage sales tax, sales tax, goods and services tax, blended or harmonized sales tax, or any like tax is imposed on Landlord by any governmental authority on any rent (whether fixed minimum rent percentage rent, additional rent or any other type of rent) payable by Tenant under this lease, Tenant shall reimburse Landlord for the amount of such tax forthwith upon demand (or at any time designated from time to time by Landlord) as additional rent. Landlord shall have the right, if permitted by law, to require Tenant to pay directly to any taxing authority or other supplier of goods or services the amounts which may otherwise be payable by Landlord but chargeable to Tenant under this lease.

5.3	Real Estate Taxes

5.3.1	Definitions

For the purposes of this Article:

(1)

“Real Estate Taxes” means all taxes, rates and assessments, general and special, levied or imposed with respect to the Building (including any accessories and Improvements therein or thereto) and the Land and all Improvements thereto including where applicable, all taxes, rates, assessments and impositions, general and special, levied or imposed for schools, public betterment, general or local improvements.

If the system of real estate taxation shall be altered or varied and/or any new tax or levy shall be levied or imposed on the Building and/or the Land and/or the revenues therefrom and/or Landlord in substitution for and/or in addition to Real Estate Taxes presently levied or imposed on immovables in the city, town or municipality in which the Building and Land are situate, then any such new tax or levy shall be included within the term “Real Estate Taxes” and the provisions of this Article 5.3 shall apply mutatis mutandis.

The amount of the Real Estate Taxes which shall be deemed to have been levied or imposed with respect to the Building and the Land shall be such amount as the legal authority imposing Real Estate Taxes shall have attributed to the Building and the Land respectively, or, in the absence of such attribution, or, if such legal authority shall include other immovables other than the Building and the Land in imposing such Real Estate Taxes, such amount as Landlord in the exercise of reasonable judgment shall establish.

(2)

If, in any year, the taxing authority has not fully assessed and fully taxed the Building and Land as entirely completed and entirely occupied by tenants having no special exemptions with respect to Real Estate Taxes, then taxes shall be adjusted and determined by including therein such additional amount as would have formed part of Real Estate Taxes if the Building and Land had been fully assessed and fully taxed as entirely completed and entirely occupied by tenants having no special exemptions.

(3)

Real Estate Taxes shall be determined without reference to, or deduction for, any abatement, concession or reduction of taxes provided or granted as an incentive to builders or developers and Real Estate Taxes shall be adjusted and determined by including therein the amount of any such concession abatement or reduction.

5.3.2	Real Estate Taxes Pas able

The rent payable during the term of this lease in respect of each year shall be increased by an amount equal to the Proportion of Real Estate Taxes attributable to such year. Tenant shall pay to Landlord not later than 10 days prior to the tax due date, or such other date as may be specified in writing to Tenant by Landlord (hereinafter referred to as the “Specified Date”). the amount of such increase in the annual rent.

At the option of Landlord, Landlord may at any time and from time to time estimate the amount of increased rent as will become payable by Tenant by the tax due date or Specified Date, and bill Tenant therefor, and in such event Tenant shall pay to Landlord the full amount of such estimate in equal monthly installments commencing with the first month following such estimate and terminating on the tax due date or Specified Date. Such monthly amounts when paid to Landlord shall be available (without interest) as a credit against Tenant’s obligations to Landlord under this Article 5.3.

Any amounts payable by Tenant hereunder shall be adjusted on a pro rata basis to reflect the actual commencement and termination dates of this lease having regard to the period in respect of which the calculation of Real Estate Taxes is made.

The obligations of the parties hereto to adjust pursuant to this Article 5.3.2 for the final period of the lease shall survive the expiration of the term of this lease.

Landlord shall furnish to Tenant upon the specific written request of Tenant copies of all pertinent valuation and assessment notices and of all pertinent tax bills and notices received by Landlord.

5.3.3	Expenses for Contestation

Tenant shall pay to Landlord as additional rent the Proportion of any expenses, including legal, appraisal, administration and overhead expenses, incurred by Landlord in obtaining or attempting to obtain a reduction of any Real Estate Taxes. Real Estate Taxes which are contested by Landlord shall nevertheless be included for purposes of the computation of the liability of Tenant under Article 5.3.2 provided, however, that in the event that Tenant shall have paid any amount of increased rent pursuant to this Article 5.3 and Landlord shall thereafter receive a refund of any portion of the Real Estate Taxes on which such payment shall have been based, Landlord shall pay to Tenant the appropriate portion of such refund after deduction of the aforementioned expenses.

Landlord shall have no obligation to contest, object to or to litigate the levying or imposition of any Real Estate Taxes and may settle, compromise, consent to, waive or otherwise determine in its discretion any Real Estate Taxes without notice to, consent or approval of Tenant.

5.3.4	No Reduction in Rent

Nothing contained in this Article 5.3 shall be construed at any time so as to reduce the monthly installments of rent payable hereunder below the amount stipulated in Article 5.1.

5.4	Operating Expenses

5.4.1	Definitions

For the purposes of this Article, “Operating Expenses” means the aggregate of any and all expenses incurred by Landlord without duplication thereto, which are attributable to the maintenance, operation, repair, supervision or replacement of the Building and the maintenance, operation and supervision of the Land, provided that if the Building is less than 95% occupied during any part of an Operating Year, Operating Expenses shall mean the amount obtained by adjusting the actual Operating Expenses for such Operating Year to a 95% building occupancy level, such adjustment to be made by adding to the actual Operating Expenses during such Operating Year such additional costs that would have been incurred if the Building had been 95% occupied. Without in any way limiting the generality of the foregoing, Operating Expenses shall include the following:

(1)

the cost of salaries, wages, medical, surgical and general welfare benefits (including group life insurance) and pension payments fix employees of Landlord engaged in the maintenance, operation, repair, security or replacement of the Building, payroll taxes, workmen’s or workers’ compensation insurance, electricity (except as otherwise payable by Tenant hereunder), steam, utility, taxes (not included in Articles 0 and 5.3), water (including sewer rental), cleaning, building and cleaning supplies, uniforms and dry cleaning, cleaning of windows and exterior curtain wall, snow removal, repair and maintenance of grounds, service contracts, telephone, telegraph and stationery;

(2)

the cost of heating, ventilating and air-conditioning the Building, including without limitation the cost of operating, repairing, maintaining, replacing and inspecting the machinery, equipment and other facilities required for the heating, ventilating and air-conditioning of the Building and the cost of providing condenser water from cooling towers for heating, ventilating and air-conditioning machinery and equipment;

(3)

the cost of goods and services, supplied, used or incurred in the operation, maintenance, repair, security, supervision, replacement and management of the Building and Land, or in the provision of services generally for the benefit of tenants of the Building and their staff, the cost of providing hot and cold water, the cost of maintenance of and repairs to the Building or services including elevators, escalators, and any equipment, machinery or apparatus and the cost of repair and replacement of windows and plate glass, including exterior glass;

(4)

business and water taxes and governmental impositions not otherwise charged directly to tenants, such portion or portions of large corporation tax, commercial concentration tax or taxes on capital as Landlord shall have allocated to the Building and Land, accounting and auditing costs, and the fair rental value (having regard to rentals prevailing from time to time for similar space) of space occupied by Landlord’s employees for administrative, supervisory or management purposes relating to the Building and the Land and of space occupied by a party or parties providing a service generally for the benefit of tenants in the Building and their staff (such as, by way of example, a day care centre or fitness facilities);

(5)

the cost of operating and maintaining the Common Areas including without limitation all costs and expenses of repairing, lighting, cleaning, snow removal, garbage removal, decorating, supervising, policing, replacing, striping, rental of music programme and loudspeaker systems, and business taxes and governmental impositions not otherwise charged directly to tenants; the cost of operating and maintaining those of the Common Areas which serve more than one of Phase I, Phase II and/or any Future Phases shall be allocated as between phases on a pro rata basis based upon the rentable area contained in each phase or such other basis as Landlord may reasonably determine;

(6)

the cost of any modification and additions to the Building and/or the machinery and equipment therein and thereon where in the reasonable opinion of Landlord such expenditure may reduce Operating Expenses, or any additional equipment or Improvements required by law or in Landlord’s reasonable opinion for the benefit or safety of Building users;

(7)

the total annual amortization of capital (on a straight line basis over the useful life or such other period as reasonably determined by Landlord), and interest on the unamortized capital at a rate equivalent to the lending rate actually charged or chargeable by Landlord’s bankers from time to time, of the cost of all machinery, equipment, supplies, repairs, replacements, modifications and Improvements which in Landlord’s reasonable opinion have an estimated useful life longer than one fiscal year of Landlord and the cost whereof has not previously been charged to Tenant;

(8)

the actual costs of all insurance as may be carried by Landlord in respect of, or attributable to, the Building and the Land or related thereto including without limitation all risk insurance against fire and other perils and liability regarding casualties, injuries and damages, boiler and machinery insurance and rental income insurance;

(9)	a management charge equal to 15% of such total costs incurred.

5.4.2	Operating Expenses Payable

During each Operating Year Tenant shall pay to Landlord as additional rent the Proportion of the Operating Expenses.

5.4.3	Operating Expense Estimate

Prior to the commencement of each Operating Year during the term, Landlord may at its option estimate the amount of Operating Expenses for such Operating Year or (if applicable) broken portion thereof, as the case may be, and notify Tenant in writing of the amount of its Proportion of Operating Expenses. The amounts so estimated shall be payable in equal consecutive monthly instalments in advance over such Operating Year or (if applicable) broken portion thereof, such monthly instalments being payable on the same day as the monthly payments of rental. Landlord may, from time to time, alter the Operating Year, in which case, and in the case where only a broken portion of the Operating Year is included within the term of this lease, the appropriate adjustment in monthly payments shall be made.

From time to time during the Operating Year, Landlord may re-estimate any of the foregoing on a reasonable basis for such Operating Year or broken portion thereof, in which event Landlord shall notify Tenant in writing of such re-estimate and fix monthly instalments for the then remaining balance for such Operating Year or broken portion thereof such that, after giving credit for the instalments paid by Tenant on the basis of the previous estimate or estimates, the entire amount of its Proportion of Operating Expenses will have been paid during such Operating Year or broken portion thereof

5.4.4	Operating Expense Statement

As soon as practicable after the expiration of each Operating Year, Landlord shall make a final determination of Operating Expenses and the amounts of the Proportion thereof for such Operating Year, or (if applicable) broken portion thereof, and provide Tenant with an audited statement of Operating Expenses; and Landlord and Tenant agree to immediately make the appropriate readjustment and payments and repayments. Notices by Landlord stating the amount of any estimate, re-estimate or determination of Operating Expenses, or the amount of the Proportion of Operating Expenses, or monthly instalments payable, need not include particulars of Operating Expenses. Provided, however, that upon request made within a reasonable time after receipt of such notice Tenant shall be entitled to inspect statements disclosing in reasonable detail the particulars of Operating Expenses, and the calculation of the amount of its Proportion of Operating Expenses and the books and records Landlord pertaining thereto.

5.4.5	Payment for Final Period of Lease

The obligations of the parties hereto to adjust pursuant to Article 5.4.4 hereof shall sun lye the expiration of the term of the lease.

5.5	Payment of Monies

5.5.1	Method of Payment

Unless otherwise required by the Landlord, the Tenant will pay to the Landlord all monthly instalments of Basic Rent Real Estate Taxes and Operating Expenses, plus applicable taxes, required to be paid by the Tenant under the Lease, in advance, by way of a pre-authorized bank debit payment system. Concurrently with the execution and delivery of the Lease by the Tenant to the Landlord, and from time to time throughout the Term, the Tenant will execute and deliver to the Landlord all pre-authorization documentation as may be requested by the Landlord or as may otherwise be necessary in order to enable the Landlord to debit the Tenant’s bank account on the first day of each and every month throughout the Term.

All other monies payable pursuant to this Lease by Tenant shall be payable immediately when due and shall be collectible as rent and shall be paid to Landlord and/or its nominees at the head office of Landlord or at such place in Canada as shall be designated from time to time by Landlord in writing to Tenant.

5.5.2	For a Fraction of a Month

If the term of this lease begins on any day of the month other than the first day, then any amounts payable hereunder for such month shall be pro rated and paid on a per diem basis.

5.5.3	Adjustments Between Estimated and Actual Amounts Payable

Upon final determination of the actual amounts payable by Tenant the parties shall adjust any differences between the estimated amounts so paid and the actual amounts payable.

5.5.4	Interest on Overdue Amounts

Tenant shall pay interest at a rate per annum, which shall be the lesser of:

(1)	the maximum legal rate of interest permissible in the applicable jurisdiction.

or

(2)	3 percentage points above the prime lending rate established from time to time at the principal branch in the city of Landlord’s bank,

compounded monthly on all rent and/or all amounts collectible as rent under the terms of this lease and not paid when due.

5.5.5	No Offsets Against Rent

Tenant hereby waives and renounces any and all existing and future claims, set-off and compensation against any rent or other amounts due hereunder and agrees to pay such rent and other amounts regardless of any claim, set-off or compensation which may be asserted by Tenant or on its behalf.

5.5.6	On Termination of lease

Upon any termination of this lease, as a condition precedent to being permitted by Landlord to vacate the Premises, Tenant shall, in addition to all other amounts as it is obliged to pay hereunder, pay to Landlord such amount as is estimated by Landlord to represent that portion of the aggregate amount of Real Estate Taxes and Operating Expenses payable and to become payable by Tenant in virtue of Articles 5.3 and 5.4 hereof, as has not yet been paid.

5.6	Utilities

5.6.1	General Provisions

Tenant shall be solely responsible for and promptly pay all charges for water, gas, electricity, and any other utility used or consumed in the Premises.

ARTICLE 6 - USE OF PREMISES

6.1	General Use

The Premises hereby leased shall be used and occupied by Tenant solely for the purpose of a professional business office and for no other purpose.

6.2	Restrictions

And in particular and by way of further restriction to the specific purposes herein set forth Tenant shall not carry on in the Premises (i) a restaurant, cafeteria or cocktail lounge business and/or the sale and/or delivery of food and/or beverages; or (ii) any other activity restricted by the rules and regulations hereof.

ARTICLE 7 - UTILITIES AND SERVICES

7.1	General Provisions

Landlord covenants and agrees that, so long as Tenant shall not be in default hereunder:

7.1.1	Cleaning

Landlord shall, 5 days per week, except holidays, cause the office portion of the Premises, excluding storage areas, to be cleaned in accordance with Building standards.

7.1.2	Elevators

Landlord will provide and maintain in working order automatic passenger elevators for operation between the hours of 7:00 am. and 6:00 p.m. for each business day, except Saturdays when the hours shall be from 7:00 a.m. to 12:00 noon. and one such passenger elevator will be subject to call at all other times. Landlord shall be under no obligation to provide operators for any such passenger elevators and the fact that Landlord may from time to time in its discretion provide operators shall in no way obligate Landlord to continue such provision.

Freight service will be provided at such hours as Landlord may designate from time to time, and shall be subject to a charge as determined from time to time by Landlord.

Tenant shall have the use of the elevators in common with others but Landlord shall not be liable for any damage caused to Tenant and its officers, agents, employees, servants, visitors or licensees by such others using the elevators in common.

7.1.3	Electric Energy

(1)

Landlord, subject to its ability to obtain the same from its principal supplier and to the needs of Landlord and co-tenants, shall cause the Premises to be supplied with electric current for lighting and power. Landlord shall permit its wires and conduits, (being normal office lighting and duplex receptacles) to be used for such purpose. Tenant’s use of electric current shall never exceed the safe capacity of existing electrical wiring on, and supplying the Premises.

Any special wires and conduits for Tenant’s special equipment shall be supplied and installed by Tenant at its expense.

Tenant agrees to receive power for the purpose of lighting and normal office use from Landlord the cost of which will be included in the Operating Expenses of the Building. Should Tenant require power in excess of that required for a normal office operation, Tenant agrees to pay for such additional power and such amount shall be collectible as rent. The amount shall be payable by Tenant monthly, and shall be calculated in such a manner that it shall not exceed the amount that would have been payable for the said electricity had Tenant been charged directly for the electricity at the rate fixed by the authority providing the same. The charge to Tenant for this electricity may vary from time to time in accordance with changes in the rate charged to Landlord. Any rental so collected will be credited to the total light and power expense of the Building prior to determining a Tenant’s Proportion of Operating Expenses.

The cost of any required sub-meters and the installation thereof shall be at Tenant’s expense.

The obligation of Landlord hereunder shall be subject to any rules or regulations to the contrary of the authority providing electricity or any other municipal or governmental authority.

(2)

Tenant agrees to pay the cost, including installation, of all electric light bulbs, tubes and ballasts used to replace those installed in the Premises at the commencement of the term and the cost of cleaning, maintenance and repair of the fluorescent fixtures as may be from time to time required by Landlord in accordance with prudent building management practices and Landlord shall at its option have the exclusive right to provide and carry out at Tenant’s expense such installations, maintenance, repair, relamping and destaticizing at reasonably competitive rates.

(3)

Any electrical energy consumed in the Premises in excess of 2.3 watts per square foot multiplied by 60 hours per week, multiplied by the rentable area of the Premises, shall be billed to and paid for by Tenant.

7.1.4	Drinking Water, Towels and Toiletries

Landlord will provide to Tenant its agents, servants, employees and invitees the right of access and use in common with other tenants of the Building to the toilet and washroom facilities in the Building and to keep the same in good working order and supplied with water and to have the same repaired with all reasonable diligence whenever such repairs are necessary, and to furnish soap, towels, toilet tissue and hot and cold water for lavatory, drinking and cleaning purposes, drawn through fixtures installed by Landlord subject to its ability to obtain same from its principal supplier.

7.1.5	Heating or Air-conditioning

Landlord will provide, by operation of the heating or air-conditioning system between the hours of 7:00 am and 6:00 p.m. of each business day, except Saturdays which shall be between the hours of 7:00 am. and 12:00 noon, and except Sundays and holidays, a constant supply of air that is filtered and either heated or cooled as conditions may require, subject to the bellowing conditions and provisions:

Landlord shall be under no obligation to operate the air-conditioning system in excess of what may be, in its opinion, reasonable and normal in the circumstances and in any event, and without prejudice to the foregoing, Landlord shall be deemed to have fully satisfied its obligation under this Article 7.1.5 if it shall, when the exterior temperature is higher than 90°F. maintain a maximum interior temperature 10°F. less and when the exterior temperature is not higher than 90°F. and not lower than -20°F., maintain an interior temperature between 70°F. and 80°F. and, when the exterior temperature is lower than -20°F. maintain a minimum interior temperature 90°F. higher than the exterior temperature, provided always, however, that the obligations of Landlord hereunder shall be conditional upon the following:

(1)	Tenant keeping all exterior windows closed at all times and keeping all registers free from obstruction so as to permit the proper flow and circulation of air therefrom;

(2)	the average amount of electrical energy consumed by lights and machines in the Premises not exceeding 2.3 watts per square foot;

(3)	the occupancy of the Premises not exceeding one person per hundred square feet of useable space.

All individual controls required by Tenant, except those set forth in the attached Schedule “D” shall be installed at Tenant’s expense.

In case Landlord deems it necessary to run portions of the system through the Premises in order to serve other tenants, Tenant shall permit Landlord and its agents and contractors to perform such work in the Premises.

Should Tenant require heating and/or air-conditioning at any time other than specified above, such service if supplied, shall be at the entire cost of Tenant.

7.2	Services for Special Equipment

Nothing contained in this lease shall be deemed to create any obligation of Landlord to furnish electricity, heating, air-conditioning or any other services to Tenant to the extent these are required by the use in the Premises of special equipment such as computers or other electrical or similar equipment.

7.3	Discontinuance of Services

Landlord shall be privileged without liability or obligation to Tenant, and without such action constituting an eviction of Tenant, to discontinue or modify any services required of it under this Article 7 or elsewhere in this lease during such times a may be necessary, or as Landlord may deem advisable by reason of accident, or for the purpose of effecting repairs, replacements, Alterations or Improvements. Without limiting the foregoing, Landlord shall not be liable to Tenant for failure for any reason to supply the said services or any of them, Landlord however, undertaking to correct any such failure with reasonable diligence.

ARTICLE 8 - ALTERATIONS, REPAIRS, CHANGES, ADDITIONS, IMPROVEMENTS

8.1	General Provisions

8.1.1	Consent of Landlord

Landlord and Tenant agree that any and all Alterations, repairs, changes, additions or Improvements (hereinafter collectively referred to as the “Improvements”) to the Premises, including without restricting the generality of the foregoing, any Improvements to the heating, ventilating and air-conditioning systems (HVAC Systems) serving the Premises must comply with Landlord’s Building Standard, including without restricting the generality of the foregoing Landlord’s Building Standard Air Quality Control.

8.1.2	Building Standard Air Quality Control

Tenant shall not, prior to or during the term of this lease, make any Improvements to the Premises including the HVAC System without the prior written consent of Landlord. Any Improvements to the Premises made by Tenant from time to time shall at all times include such Improvements to the HVAC System as may be required to maintain Landlord’s Building Standard Air Quality Control.

For purposes of this Article 8.1.2, Improvements to the Premises requiring modification to the HVAC System shall include any modifications from time to time to the approved office layout for the Premises to which the HVAC System has been designed by may of partitions, personnel and equipment change, or otherwise, and the HVAC System shall be altered to suit such modified Premises accordingly.

8.1.3	Landlord’s Prior Consent

All plans for Improvements, including engineering designs and plans, including Improvements to the HVAC System must have prior approval and written consent of Landlord before the commencement of work. All such Improvements shall be done at Tenant’s expense by such contractor or contractors as Tenant may select subject to Landlord’s approval. Landlord shall also have the right to have any such work supervised by its architects, engineers, contractors and workmen at Tenant’s expense.

8.1.4	Tenant’s Contractor

In the event that any contractor is not satisfactory to Landlord, or is causing, or in Landlord’s reasonable opinion is likely to cause, labour trouble in the Building, Landlord shall have the right to require that such contractor cease or refrain from doing any work in the Premises and upon receipt of written notice from Landlord. Tenant agrees to disallow such contractor from entering the Premises. Landlord shall also have the right to require that any contractor carry property damage and public liability insurance in an amount acceptable to Landlord and in no event less than $5.000.000 for its operations in the Building. The work necessary to perform any Improvements or repairs shall be performed at such times and in such a manner as to not unreasonably interfere with other tenants.

8.1.5	Tenant Responsible for Cost of Improvements

The cost of the Improvements shall be the sole responsibility of Tenant and if any payment in respect thereof shall be made by Landlord the same shall be immediately repayable to Landlord by Tenant and collectible as additional rent. Landlord shall not, for any reason whatsoever, be liable for any damage arising from or through any defects in the said work.

8.1.6	Tenant Responsible for Construction of Improvements

Except to the extent of Landlord’s work as set out in Schedule “D” Tenant shall be fully responsible for the cost of all Improvements to the Premises including, without restriction, the engineering cost of designing the electrical, heating, ventilating and air conditioning systems for the Premises, utilizing engineers as Tenant may select, subject, however, to Landlord’s approval.

8.1.7	Additional Improvements

If Tenant constructs Improvements beyond those constructed at the time of Tenant’s initial occupancy of the Premises, Tenant shall pay to Landlord an amount equal to 10% of the cost of construction of such additional Improvements in respect of Landlord’s cost incurred in coordination and inspection with respect to such Improvements.

8.1.8	Removal of Improvements

Any Improvements made to the Premises shall not be removed either before or after the termination of this lease without the consent or request of Landlord.

8.2	No Allowance for Inconvenience

There shall be no allowance to Tenant for diminution of rental value and no liability on the part of Landlord by reason of inconvenience, annoyance or injury to business arising from Landlord, Tenant or others making or failing to diligently make any repairs, Alterations, additions or Improvements in or to any portion of the Building or the Premises or in and to the fixtures, equipment or appurtenances thereof.

8.3	Connections to Electrical System

Any connection of apparatus to the electrical system other than a connection to an existing base receptacle, any connection of apparatus to the plumbing lines, or any connection to the heating and/or the air-conditioning system shall be deemed to be an Improvement within the meaning of this Article 8.

8.4	Landlord’s Right to Perform

In the event that Tenant should tail to carry out its obligations hereunder to the satisfaction of Landlord, Landlord shall perform such maintenance and repairs it considers necessary from time to time, the costs of which shall be the sole responsibility of Tenant and if any payment in respect thereof shall be made by Landlord then a sum equal to the amount so paid shall forthwith become due and payable by Tenant to Landlord and if Tenant shall neglect or refuse to pay such amount on demand, any such cost or expense to Landlord shall be recoverable as additional rent.

8.5	Termination of Lease

At the termination of this Lease for whatever reason (but in any event, no later than one month of said termination), Tenant shall remove (and, where necessary, restore all areas affected by the removal): (i) its furniture, equipment, trade fixtures and other personal property; (ii) any Alterations or Improvements constructed or installed without Landlord’s consent (where required under the Lease); (iii) any and all wires and cabling in the plenum determined to be redundant by the Landlord; and (iv) any specialty area and/or non-typical office improvement which at the time the Landlord approved the Tenant’s plans and specifications in respect of the construction or installation of the specialty area and/or non-typical office improvement, the Landlord advises the Tenant that the Tenant must remove or restore same at the expiration or earlier termination of the Lease.

8.6	Installation of Necessary Equipment

Landlord shall have the right to install and maintain in the Premises whatever is reasonable, useful or necessary for the equipment use and convenience of the Building or other tenant, and Tenant shall have no claim against Landlord in respect thereof provided the same does not interfere with Tenant’s enjoyment of the Premises.

ARTICLE 9 - TENANT CARE AND RESPONSIBILITY

9.1	General Provisions

Except as otherwise specifically provided in this lease:

(1)

Tenant shall be solely responsible for, and pay the cost of all repairs of every nature and kind to the Premises other than maintenance, repairs and rebuilding thereof which in the reasonable opinion of Landlord would constitute major structural repairs to the Building; and

(2)

Tenant shall pay the cost in the Proportion set forth in Article 2.1(10) hereof for all other repairs of every nature and kind (including major structural repairs) to the structural elements of the Building, as effected by Landlord in the following categories:

(a)	repairs, maintenance and replacement of every nature to the Building;

(b)	modernization and Improvements to the Building,

(c)	where in the reasonable opinion of Landlord any such expenditure may reduce the annual Operating Expenses to be paid by tenants, or

(d)	additional equipment or Improvements required by law or in Landlord’s reasonable opinion for the safety of Building users,

and without limiting the generality of the foregoing, Tenant shall take care of the Premises and the Alterations and Improvements therein and, at the expiration or other termination of the term of this lease shall surrender the Premises, including the Alterations and Improvements in as good condition as reasonable use will permit. Tenant shall give to Landlord immediate verbal and prompt written notice of any accident to or defect in the water pipes, steam pipes, heating or air-conditioning equipment, electric light, elevators, wires or other services of any portion of the Premises.

9.2	Proceeds of insurance

Landlord shall make all reasonable attempts to utilize the proceeds of insurance as well as to exercise any and all reasonable recourses available to Landlord against any contractor, builder, supplier or any third party in order to reduce Tenant’s liability for repairs, maintenance, replacements, modernization and Improvements, provided however, that Tenant shall notwithstanding any such proceedings advance the amounts required to be paid by Tenant hereunder and to receive its Proportion of am reimbursement so obtained by Landlord, and provided further that Tenant shall advance its proportionate share being the Proportion utilized in Article 2.1(10) of costs and expenses of any legal action as Landlord may institute against any such party.

Landlord shall have no obligation to litigate any such claim and may settle, compromise, consent to, waive or otherwise determine in its discretion any claim without notice to, consent or approval of Tenant.

9.3	Tenant’s Responsibility

Tenant shall be solely responsible for any and all injury and damages suffered by Landlord and/or Tenant and/or co-tenants or other occupants of the Building and their respective officers, agents, employees, servants, visitors, contractors, subcontractors and suppliers, and for any and all injury or damage to the Building and/or to the Premises, and/or the Alterations, and/or the Improvements, and/or the furnishings, fixtures, partitions or any equipment or merchandise (including damage caused by the overflow or escape of water, steam, gas, electricity or other substance, or the falling of any substance), caused or occasioned by Tenant, or the officers, agents, employers, servants, visitors, contractors, subcontractors and suppliers of Tenant, and whether due to negligence or careless operation or otherwise. Any and all such injury and damages may be repaired by Landlord at the expense of Tenant.

9.4	Fire, Police and Health Departments’ Regulations

Tenant shall not do, or permit anything to be done on or about the Premises or the Building or the Land which may injure or obstruct the rights of Landlord, or of co-tenants or other occupants of the Building, or of owners or occupants of adjacent or contiguous property, or do anything which is a nuisance, and Tenant shall not do or permit anything to be done on or about the Premises or the Building or the Land or bring or keep anything therein which will in any way conflict with the regulations of the Fire, Police, or Health Departments or with the rules, regulations, by-laws or ordinances of any governmental authority having jurisdiction over the Premises and/or the Building and/or the Land, all of which Tenant undertakes to abide by and conform to.

9.5	Fire Protection Equipment

Tenant specifically undertakes to install and maintain at its cost such fire protection equipment including, without limitation, emergency lighting as is deemed reasonably necessary or desirable by Landlord or any governmental or insurance body, and if so required by Landlord or any such body Tenant shall appoint a warden to coordinate with the fire protection facilities and personnel of Landlord.

9.6	Exhibitions, Signs or Advertisements Inside or Outside the Premises

No activity considered offensive or improper by Landlord shall be permitted by Tenant in or about the Premises, the Building or the Land, and no sign, advertisement, notice, awning or electrical display shall be placed on any part the outside or inside of the Premises and/or the Building and/or the Land, or in any area near the same, except with the written consent of Landlord.

Landlord shall have the right in its absolute discretion to enter into the Premises or the Building or the Land and to remove and/or eliminate anything not in conformity herewith.

9.7	Supervision Fee for Tenant Repairs

Should Landlord deem it necessary to undertake any repairs or to do anything which is required to be undertaken or done by Tenant under this lease then Tenant shall pay to Landlord as a fee for supervision or carrying out of Tenant’s obligation an amount as additional rent equal to 15% of the cost of the obligation, repairs or other work, carried out by or under the supervision of Landlord, which amount shall be in addition to the cost of such obligation or work and shall be collectible by Landlord from Tenant as if it were rental in arrears.

9.8	Privileges and Liens

Tenant shall require that any contractors, prior to effecting any work on the Premises, and if permitted under the governing law, provide Landlord with a waiver and release of any and all privileges or rights of privilege or liens that may then or thereafter exist for work done/or to be done or labour performed/or to be performed or material furnished/or to be furnished under any contract or subcontract; or in the event such waiver and release is not permitted or is not obtained, furnish adequate security acceptable in all respects to Landlord to guarantee the payment in full for all such work, labour or materials.

In any event, any mechanics’ lien or privilege filed against the Premises or the Building for work claimed to have been done or materials furnished to Tenant shall be discharged by Tenant within 10 days thereafter at Tenant’s expense. For the purposes hereof, the bonding of such lien by a reputable casualty or insurance company reasonably satisfactory to Landlord shall be deemed the equivalent of a discharge of any such lien. Should any action, suit or proceeding be brought upon any such lien for the enforcement or foreclosure of the same, Tenant agrees, at its own cost and expense, to defend Landlord therein, by counsel satisfactory to Landlord, and to pay any damages and satisfy and discharge any judgment entered therein against Landlord.

ARTICLE 10 - DESERTION AND SURRENDER

10.1	General Provisions

Tenant shall not leave the Premises unoccupied or vacant (and surrender of the keys shall not be necessary in order that the Premises may be deemed unoccupied or vacant) during the term of this lease. Acceptance of the surrender of this lease shall not be effective unless made in writing and signed by Landlord.

ARTICLE 11 - ASSIGNMENT AND SUBLETTING

11.1	General Provisions

Tenant shall not be entitled to assign, transfer or encumber this lease, or any part thereof, or any of Tenant’s title or interest therein or thereto, or sublet the whole or any part of the Premises or permit the Premises or any part thereto to be used by another without conforming to the terms of the next paragraph hereof, and in any event without the prior written consent of Landlord, which consent shall not be unreasonably withheld. Landlord’s refusal of consent shall be deemed reasonable (without in any way restricting Landlord’s right to refuse its consent on other reasonable grounds) where the assignee or sub-tenant proposed by Tenant is then a tenant of the Building and Landlord has or will have during the next ensuing 6 months suitable space for rent in the Building. The consent of Landlord to any such assignment, transfer, encumbrance, subletting and/or use shall not constitute a waiver of this Article, and shall not be deemed to permit any further assignment, transfer, encumbrance, subletting or use by another. Notwithstanding any such assignment, transfer, encumbrance, subletting and/or use, Tenant shall remain jointly and severally, without benefit of division or discussion, responsible for the payment of the rental and the performance of the other obligations of Tenant under this lease.

The following shall be deemed to be an assignment or sublease for the purpose of the lease and shall require the prior written consent of Landlord and the prior compliance with all of the provisions of this Article 11:

(1)

if any person other than Tenant has or exercises the right to occupy, manage or control the Premises or any part thereof, or any of the business carried on therein, other than subject to the direct and full supervision and control of Tenant; or

(2)	if effective control of Tenant is acquired or exercised by a person not having effective control of Tenant at the date of execution of the lease.

11.2	Advertising the Premises for Subletting

Tenant shall not print, publish, post, mail, display, broadcast or otherwise advertise or offer the whole or any part of the Premises for purposes of assignment, sublet, transfer or encumbrance, and shall not permit any broker or other party to do any of the foregoing, unless the complete text and format of any notice, advertisement or offer for any of the aforesaid purposes shall have first been approved in writing by Landlord. Without in any way restricting or limiting Landlord’s right to refuse any text and format on other grounds, any text and format proposed by Tenant shall not contain any reference to the rental rate for the Premises.

11.3	Conditions Precedent to any Assignment or Subletting

As a condition precedent to any assignment of this lease or subleasing of the whole or any part of the Premises:

(1)	Tenant shall indicate to Landlord the bona tide assignee or sub-tenant and the specific terms and conditions of such proposed assignment or sublease; and

(2)	Tenant shall first offer to assign or sublease, as the case may be, to Landlord on the same terms and conditions and for the same rental as provided in this lease.

11.4	Delays in Accenting Assignee or Subtenant

Landlord shall have a period of 30 days in which to accept the offer referred to in Article 11.3(2) and if not so accepted Tenant shall have a period of 60 days thereafter in which to assign or sublease on obtaining the prior written consent of Landlord as hereinabove provided to the party and in accordance with the terms and conditions so indicated to Landlord.

11.5	Transfer to Assignee or Subtenant

In the event that Tenant does not so assign or sublet within such 60 day period, Landlord’s consent to such assignment or subleasing shall be deemed null and void and Tenant shall not be permitted to assign or sublet without again conforming to all of the express provisions hereof.

11.6	New Leas with Assignee

As an alternative to giving its consent to any sublease or assignment of lease, Landlord shall have the right to require the prospective sub-tenant or assignee to execute a new lease with Landlord under the same terms and conditions as contained in the offer from the bona fide assignee or sub-tenant, and in such event Tenant agrees to guarantee to Landlord (on Landlord’s standard form of guarantee) the performance of all obligations of such sub-tenant or assignee under the new lease. Tenant agrees to pay to Landlord reasonable costs of administration incurred by Landlord to effect such new lease.

ARTICLE 12 - FIRE AND DESTRUCTION OF PREMISES

12.1	If the Premises shall be destroyed or damaged by fire or other casualty, insurable under fire and all risks insurance coverage, then:

(1)	Premises Wholly Unfit for Occupancy and Not Repairable within 180 days

If in the opinion of Landlord the damage or destruction is such that the Premises are rendered wholly unfit for occupancy or it is impossible or unsafe to use and occupy them, and if in either event the damage, in the further opinion of Landlord (which shall be given by written notice to Tenant within 30 days of the happening of such damage or destruction) cannot be repaired with reasonable diligence within 180 days from the happening of such damage or destruction, either Landlord or Tenant may within 5 days next succeeding the giving of Landlord’s opinion as aforesaid, terminate this lease by giving to the other notice in writing of such termination, in which event the term of this lease shall cease and be at an end as of the date of such destruction or damage and the rent and all other payments for which Tenant is liable under the terms of this lease shall be apportioned and paid in full to the date of such destruction or damage. In the event that neither Landlord nor Tenant so terminates this lease, rent shall abate from the date of the happening of the damage until the damage shall be made good to the extent of enabling Tenant to use and occupy the Premises;

(2)	Premises Wholly Unfit for Occupancy and Repairable within 180 Days

If the damage be such that the Premises are wholly unfit for occupancy, or if it is impossible or unsafe to use or occupy them but if in either event the damage, in the opinion of Landlord (which shall be given to Tenant within 30 days from the happening of such damage) can be repaired with reasonable diligence within 180 days of the happening of such damage, rent shall abate from the date of the happening of such damage until the damage shall be made good to the extent of enabling Tenant to use and occupy the Premises;

(3)	Premises Partially Damaged and Repairable within 180 Days

If in the opinion of Landlord, the damage can be made good as aforesaid within 180 days of the happening of such destruction or damage, and the damage is such that the Premises are capable of being partially used for the purposes for which leased, until such damage has been repaired, rent shall abate in the proportion that the part of the Premises rendered unfit for occupancy bears to the whole of the Premises.

12.2	Building Partially Destroyed or Damaged Affecting more than 20% of Rentable Area

If the Building is partially destroyed or damaged so as to affect 20% or more of the rentable area of the Building containing the Premises, or in the opinion of Landlord the Building is rendered unsafe, and whether or not the Premises are affected, and in the opinion of Landlord (which shall be given by written notice to Tenant within 30 days of the happening of such damage or destruction), cannot be repaired with reasonable diligence within 180 days from the happening or such damage or destruction. Landlord may within 5 days next succeeding the giving of Landlord’s opinion as aforesaid, terminate this lease by giving to Tenant notice in writing of such termination, in which event the term of this lease shall cease and be at an end as of the date of such destruction or damage and the rent and all other payments for which Tenant is liable under the terms of this lease shall be apportioned and paid in full to the date of such destruction or damage.

12.3	Insurance Proceeds

In the event of the termination of this lease as hereinabove provided, all insurance proceeds excluding those relating to Tenant’s property to the extent Tenant is not indebted to Landlord under the provisions of this lease, shall be and remain the absolute property of Landlord.

12.4	Repair of Alterations, Improvements of Tenant’s Property

Nothing herein contained shall oblige Landlord to repair or reconstruct any Alterations, Improvements, or property of Tenant.

12.5	Where Tenant is at Fault

If any damage or destruction by fire or other cause to the Building or Premises, whether partial or not, is due to the fault or neglect of Tenant, its officers, agents, employees, servants, visitors or licensees, without prejudice to any other rights and remedies of Landlord and without prejudice to the rights of subrogation of Landlord’s insurer:

(1)	Tenant shall be liable for all costs and damages,

(2)	the damages may be repaired by Landlord at Tenant’s expense,

(3)	Tenant shall forfeit its right to terminate this lease as provided in Article 12.1(1),

(4)	Tenant shall forfeit any abatement of rent provided in this Article 12 and rent shall not abate.

ARTICLE 13 - NO RESPONSIBILITY OF LANDLORD

13.1	General Provisions

Save as set out in Article 12, there shall be no abatement from or reduction of the rent due hereunder nor shall Tenant be entitled to damages, costs, losses or disbursements from Landlord regardless of the cause or reason therefor (except where such cause or reason is Landlord’s direct fault or negligence) on account of fire or other casualty. Neither shall there be any abatement or reduction of rent, or recovery by Tenant from Landlord on account of partial or total failure of, damage caused by, lessening of supply of, or stoppage of, heat, air-conditioning, electric light, power, water, plumbing, sewage, elevators, escalators or any other service, nor on account of any damage or annoyance occasioned by water, snow, or ice being upon or coming through the roof, skylight, trapdoors, windows, or otherwise, or by any defect or break in any pipes, tanks, fixtures, or otherwise whereby steam, water, snow, smoke or gas, leak issue or flow into the Premises, nor on account of any damage or annoyance occasioned by the condition or arrangements of any electric or other wiring, not on account of any damage or annoyance arising from any acts, omissions, or negligence of co-tenants or other occupants of the Building, or of owners or occupants of adjacent or contiguous property, nor on account of the making of Alterations, repairs, Improvements, or structural changes to the Building, or any thing or service therein or thereon or contiguous thereto provided the same shall be made with reasonable expedition.

Without restricting the foregoing, Landlord shall not be liable for any other damage to or loss, theft, or destruction of property, or death of, or injury to, persons at any time in or on the Premises or in or about the Building, howsoever occurring.

Notwithstanding the foregoing, liability of Landlord shall under no circumstances extend to any property other than normal office furniture which term, without limiting its normal meaning, shall not include securities, specie, papers, typewriters, electric computers, or other machines or other similar items.

13.2	Dela% in Completion of Premises

Landlord shall not be liable for any damages suffered by Tenant should any delay in the completion of the Premises in any way delay or inconvenience the occupation thereof or the enjoyment of the Building or accessories or services.

13.3	Tenant Indemnification

Tenant covenants and agrees that it will protect, save and keep Landlord harmless and indemnified against any penalty or damage or charge imposed for any violation of any laws or ordinances occasioned by Tenant or those connected with Tenant, and that it will protect, indemnify, save and keep harmless Landlord against any and all damage or expense arising out of any accident or other occurrence on or about the Premises causing injury to any person or property (except to the extent Landlord may be otherwise liable therefor), and against any and all damage or expense arising out of any failure of Tenant in any respect to comply with and perform all the requirements and provisions of his lease.

13.4	Special Permits

If any equipment, installation or apparatus to be used or installed by Tenant in the Premises requires a permit from any governmental authority, Tenant agrees to secure the required permit before installation at its expense and to file a copy of such permit with Landlord.

ARTICLE 14 - RIGHT OF ENTRY

14.1	General Provisions

Landlord may, at any time and without liability to Tenant, enter the Premises to examine or to exhibit the same or to make Alterations and repairs, or for any purpose which it may deem necessary for the operation or maintenance of the Building or its equipment. During the last 9 months of the term of the lease or of its renewal, Tenant shall allow such person or persons as may be desirous of leasing the Premises to visit the same on business days between the hours of 9:00 a.m. and 5:00 p.m.

14.2	Alteration of Locks

Tenant shall install and maintain Landlord’s building standard locking/keying system in the Premises and shall not alter any locks on any doors of the Premises without the prior written consent of Landlord. In no circumstances shall the locks on any doors alter the building standard locking/keying system to the intent that Landlord shall at all times have access to the Premises by way of the building standard key.

ARTICLE 15 - COMPLIANCE WITH LAW

15.1	General Provisions

Tenant shall promptly and at its expense execute and comply with all laws, rules, orders, ordinances and regulations of the Municipal, Provincial and Federal authorities and of any department or bureau of any of them, and of any other governmental authority having jurisdiction over the Premises, Tenant’s occupancy of the Premises or Tenant’s business conducted thereon.

ARTICLE 16 - INSURANCE REQUIREMENTS

16.1	Landlord’s Insurance

Landlord shall take out and keep in force throughout the term, upon such terms and conditions and in such amounts as would be maintained by a prudent owner of a property similar to the Building, the following insurance:

(1)	public liability and properly damage liability insurance with respect to the Building;

(2)

fire and standard extended perils or “all risks” coverage and boiler and machinery insurance on all real and personal property owned by Landlord or for which it is legally responsible comprising or located upon the Building; and

(3)	such other forms of insurance as Landlord or its mortgagee, debenture holder or other secured creditor may from time to time consider advisable.

At the request of Tenant and at its expense, if any, Landlord will endeavour to obtain a waiver of the insurer’s right of subrogation as against Tenant under the policies described in (2) above, provided that such waiver is obtainable by Landlord from its insurers. Notwithstanding such a waiver and any of the other provisions of this Article 16.1, Landlord shall retain all of its rights as against Tenant arising out of loss or damage to property of Landlord up to a limit of $250.000 or the Landlord’s deductible, whichever is less in any one occurrence.

For greater certainty, nothing herein shall be construed as requiring Landlord to insure Improvements or any property owned or brought onto the Building by Tenant whether affixed to the Building or not. Tenant acknowledges and agrees that, notwithstanding that Tenant shall be contributing to the cost of Landlord’s insurance with respect to the Building, Tenant shall not have any insurable interest in, or any right to recover any proceeds under any of Landlord’s policies.

16.2	Tenant not to Jeopardize Landlord’s Insurance

Tenant shall neither do, permit nor omit to be done, anything in the Premises or the Building which might result in any increase in the premiums for Landlord’s insurance coverage or which might result in actual or threatened reduction or cancellation of or material adverse change in such coverage.

Tenant shall pay any such increases in premiums forthwith upon demand as additional rent. In determining Tenant’s responsibility for any increased premiums, a statement by the party establishing the relevant insurance rate shall be conclusive evidence of the various components of such rate. If any insurance coverage with respect to the Building or any pert thereof is actually, or threatened to be, either cancelled, reduced or materially adversely changed by the insurer by reason of the condition use or occupancy of the Premises or any part thereof, or any act or omission of Tenant or any person for whom Tenant is in law responsible, and if Tenant fails to remedy the condition, use, occupancy, act or omission giving rise to such actual or threatened cancellation, reduction or change within 10 days after notice thereof from Landlord (or any shorter period which shall be 2 days less than the period allowed to Landlord in the notice from Landlord’s insurer), Landlord may at its option either:

(1)

re enter and take possession of the Premises forthwith by leaving upon the Premises notice of its intention so to do and thereupon the provisions of this lease respecting Landlord’s remedies shall apply; or

(2)

enter upon the Premises and remedy such condition, use, occupancy, act or omission and Tenant shall on demand pay Landlord for the remedy as additional rent. Tenant agrees that no such entry by Landlord shall be deemed re entry or a brunch of any covenant of quiet enjoyment contained in this lease.

Tenant agrees that Landlord shall not be liable for any damage to any property located on the Premises as a result of any such entry or re-entry by Landlord.

16.3	Tenant’s Insurance

16.3.1

Throughout the term, including renewal as applicable, and such other times as Tenant occupies the Premises or any part thereof, Tenant shall, at its expense, take out and keep in force the following insurance:

(1)

“all risks” insurance upon property of every kind owned by Tenant, or for which Tenant is legally liable, or installed by or on behalf of Tenant in the Building, including, without limitation, all Alterations and Improvements, in an amount of not less than the full replacement cost thereof without any deduction for depreciation, which amount shall be conclusively determined by Landlord in the event of any dispute with respect thereto. Such coverage shall insure against fire and all other perils as are from time to time included in the standard “all risks” coverage including, without limitation, sprinkler leakages (where applicable), and earthquake, flood and collapse, and shall be subject to a replacement cost endorsement and a stated amount co insurance clause. Loss shall be payable to Tenant and Landlord as their interests may appear;

(2)

comprehensive general lability insurance including but not limited to occurrence basis propel, damage, personal injury liability, blanket contractual liability, liquor liability if Tenant has a liquor license, non owned automobile liability and products and completed operations with respect to the Premises and Tenant’s use of the Building, coverage to include the activities conducted by Tenant and any of its servants, agents, contractors, subcontractors and persons for whom Tenant is in law responsible, in any part of the Building. Such policies shall have inclusive limits of at least $5.000,000 for each occurrence involving bodily injury, death or property damage, or such higher limits as Landlord may reasonably require from time to time. Such policies shall also include Tenant’s legal liability insurance under an “all risks” form for the whole replacement cost of the Premises, including loss of use thereof. Such policies shall also contain cross liability and severability of interest clauses, and Landlord shall be named as an additional insured as shall Tenant’s contractors and subcontractor, where applicable;

(3)

business interruption insurance for a minimum period of 24 months in an amount that will reimburse the Tenant for direct or indirect loss of earnings attributable to all perils insured against in Article 16.3.1(1) and 16.3.1(4)(b) or attributable to prevention of access to the Premises or Building as a result of any such perils, including extra expense insurance if applicable; and

(4)	if applicable, any other form of insurance in such amounts and against such risks as Landlord may reasonably require from time to time, including without limitation the following insurance:

(a)	plate glass insurance on all internal and external glass in or about the Premises; and

(b)

comprehensive boiler and machinery insurance on a blanket repair and replacement basis with limits for each accident in an amount not less than the full replacement cost of all Improvements and Alterations and providing coverage with respect to all objects introduced into the Building by or on behalf of Tenant and containing a joint loss endorsement or agreement.

16.3.2	Each of Tenant’s insurance policies as aforesaid or any other policies which Tenant may take out shall contain:

(1)

a waiver of any subrogation rights which Tenant’s insurers would have against Landlord or any person, firm or corporation for whom Landlord may in law or by agreement be responsible or for whom Landlord may have agreed to obtain such a waiver;

(2)	a provision that Tenant’s insurance policy shall be primary and shall not call into contribution any other insurance available to Landlord;

(3)

a waiver, as respects the interest of Landlord, of any provision in any tenants’ insurance policies with respect to any breath of any warranties, representations, declarations or conditions contained in the said policies; and

(4)

an undertaking by the insurers that no material change, cancellation or termination of any policy will be made unless Landlord has received at least 30 days prior written notice thereof, delivered in accordance with the provisions of this lease.

16.3.3

All policies shall be taken out with such insurers and shall be in such form as are satisfactory from time to time to Landlord. Tenant shall deliver to Landlord certificates of insurance in the form designated by Landlord within 30 days after the placement or renewal of such insurance, and shall from time to time furnish to Landlord upon demand similar certificates confirming the renewal or continuation in force of Tenant’s insurance.

16.3.4

Tenant hereby releases Landlord and its servants, agents, employees, contractors and those for whom Landlord is in law responsible from all losses, damages and claims of any kind in respect of which Tenant is required to maintain insurance or is otherwise insured.

16.4	Landlord’s Right to Place Tenant’s Insurance

If Tenant at any time fails to take out and keep in place any insurance required by or pursuant to this lease or to deliver to Landlord satisfactory proof of the good standing of any such insurance, Landlord shall, without prejudice to any of its other rights hereunder, have the right but not the obligation to effect such insurance on behalf of Tenant and the cost thereof together with all reasonable expenses incurred by Landlord shall be paid by Tenant to Landlord upon demand as additional rent.

16.5	Mutual Release

Notwithstanding the foregoing or anything else contained herein or elsewhere, each of Landlord and Tenant hereby releases the other and its servants, agents, employees, contractors and those for whom the other is in law responsible from all losses, damages and claims of any kind in respect of which the other is required to maintain insurance or is otherwise insured. Each of Landlord and Tenant release each other from any liability for indirect or consequential damages or loss of profit (whether in contract, tort or indemnity or otherwise) and for any losses incurred by it for which it is insured or required to be insured by the provisions of this lease.

ARTICLE 17 - MORTGAGES AND SUBORDINATION

17.1	General Provisions

This lease and all rights of Tenant hereunder shall be subject and subordinate at all times to any and all underlying leases, mortgages, hypothecs or deeds of trust affecting the Building and/or the Land which have been executed or which may at any time hereafter be executed, and any and all extensions and renewals thereof and substitutions therefor. Tenant agrees to execute any instrument or instruments which Landlord may deem necessary or desirable to evidence the subordination of this lease to any or all such leases, mortgages, hypothecs or deeds of trust.

17.2	Landlord’s Default under any Underlying Lease, Mortgage, Hypothec or Deed

Tenant covenants and agrees that, if by reason of a default upon the part of Landlord as lessee under any underlying lease in the performance of any of the terms or provisions of such underlying lease or by reason of a default under any mortgage, hypothec or deed of trust to which this lease is subject or subordinate, Landlord’s estate is terminated, it will attorn to the lessor under such underling lease or the acquirer of the Building pursuant to any action taken under any such mortgage, hypothec or deed of trust, and will recognize such lessor or such acquirer, as Tenant’s Landlord under this lease.

Tenant waives the provisions of any statute or rule of law now or hereafter in effect which may give or purport to give Tenant any right of election to terminate this lease or to surrender possession of the Premises in the event any such proceeding to terminate the underlying lease is brought by the lessor under any such underlying lease or any such action is taken under any such mortgage, hypothec or deed of trust and agrees this lease shall not be affected in any way whatsoever by any such proceedings.

17.3	Request from Landlord to Tenant for Written Statement

Tenant agrees to execute and deliver, at any time and from time to time, upon the request of Landlord or of the lessor under any such underlying lease, or of the holder of any such mortgage, hypothec or deed of trust, any instrument which may be necessary or appropriate to evidence such attornment.

Tenant will upon request of Landlord furnish to the lessor under any underlying lease and/or to each creditor under a mortgage, hypothec or deed of trust a written statement that this lease is in full force and effect and that Landlord has complied with all its obligations under this lease and shall furnish any other reasonable written statement, including current financial statements, document or estoppel certificate requested by any such creditor.

17.4	Certificate from Tenant

Tenant, at any time and from time to time, upon not less than 10 days prior written notice from Landlord, will execute, acknowledge and deliver to Landlord and, at Landlord’s request, addressed to any prospective purchaser, ground or underlying lessor or mortgagee of the Building, a certificate of Tenant stating:

(1)	that Tenant has accepted the Premises, or, if Tenant has not done so, that Tenant has not accepted the Premises and specifying the reasons therefor;

(2)	the commencement and expiration dates of this lease;

(3)	that this lease is unmodified and in full force and effect, or if there have been modifications, that the same is in full force and effect as modified, and stating the modifications;

(4)	whether or not there are then existing any defences against the enforcement of any of the obligations of Tenant under this lease and if so, specifying the same;

(5)	whether or not there are then existing any defaults by Landlord in the performance of its obligations under this lease, and, if so, specifying the same;

(6)	the dates, if any, to which the rent and other charges under this lease have been paid; and

(7)	any other information, including financial statements, which may reasonably be required by any such persons.

It is intended that any such certificate of Tenant delivered pursuant to this Article 17.4 may be relied upon by any prospective purchaser, ground or underlying lessor or mortgagee of the Building.

17.5	Assignment by Landlord

Landlord shall have the right to assign the lease or its right to rent and additional rent to a lending institution as collateral security for a loan, and in the event that such an assignment is given and executed by Landlord this lease shall not be cancelled or modified for any reason whatsoever, except as provided for, anticipated or permitted by the terms of this lease or by law without the consent in writing of such lending institution. Tenant agrees that it will, if and whenever required by Landlord, within 15 days of such written request forwarded to Tenant by registered mail consent to and become a party to any instrument or instruments permitting a mortgage, trust deed or charge to be placed on the Building or Premises or any part thereof as security for any indebtedness covered by the trust deed, mortgage or charge. Landlord is hereby irrevocably appointed and constituted Tenant’s representative for the purpose of signing such document on behalf of Tenant.

ARTICLE 18 - EXPROPRIATION

18.1	General Provisions

If the whole or any part of the Premises, or the whole of the Building, or so much thereof as shall in the opinion of Landlord, render it commercially undesirable to continue operation of the Building, be expropriated, condemned or taken by any competent authority for any purpose whatsoever, Landlord shall have the right at its discretion, to terminate this lease upon notice in writing to Tenant of at least 30 days. Tenant shall have no claim in damages or otherwise against Landlord relating to or arising out of the expropriation or condemnation, or arising out of the cancellation of this lease, nor shall Landlord be obliged to contest any expropriation proceedings.

ARTICLE 19 - WAIVER

19.1	General Provisions

Failure of Landlord to insist upon strict performance of any of the covenants or conditions of this lease or to exercise any right or option herein contained shall not be construed as a waiver or relinquishment of any such covenant, condition, right or option, but the same shall remain in full force and effect. Tenant undertakes and agrees, and any person claiming to be a subtenant or assignee undertakes and agrees, that the acceptance by Landlord of any rent from any person other than Tenant shall not be construed as a recognition of any rights not herein expressly granted, or as a waiver of any of Landlord’s rights, or as an admission that such person is, or as a consent that such person shall be deemed to be, a subtenant or assignee of this lease, irrespective of whether Tenant or said person claims that such person is a subtenant or assignee of this lease. Landlord may accept rent from any person occupying the Premises at any time without in any way waiving any right under this lease.

ARTICLE 20 - NOTICES AND DEMANDS

20.1	By Landlord to Tenant

Any notice, demand or request required or contemplated by any provision of this lease to be given by Landlord to Tenant shall be deemed to be duly given when delivered personally on Tenant, or when left upon the Premises, or when mailed by prepaid registered mail, addressed to Tenant at the Premises and, except in the case of interruption of postal service, shall be deemed delivered on the fifth day after mailing or the date of actual delivery.

20.2	Tenant’s Domicile

Tenant elects domicile at the Premises for the purpose of service of all notices, writs of summons or other legal documents in any suit at law, action or proceeding which Landlord may take.

20.3	Bs Tenant to Landlord

Any notice, demand or request required or contemplated by any provision of this lease to be given by Tenant to Landlord shall be duly given when personally delivered or mailed by prepaid registered mail to Landlord at do GWL Realty Advisors Inc., (                    ), Attention: Property Manager, with a second copy to c/o GWL Realty Advisors Inc., (                ), Attention: Vice President, Asset Management. Service of any such notice, demand or request shall, except in the case of interruption of postal service, be deemed complete on the fifth business day after mailing or the date of actual delivery.

20.4	Prior to Commencement Date

Prior to the Commencement Date of this lease, any notice or demand shall be deemed to be duly given by Landlord to Tenant when delivered personally to Tenant, or when mailed to Tenant at its principal place of business in the City of Halifax, or at its mailing address as made known by Tenant to Landlord.

ARTICLE 21 - LANDLORD AND TENANT

21.1	Definition of Landlord

The term “Landlord”, as used in this lease, means only the owner for the time being of the Building or the lessee of a lease of the whole Building, so that in the event of any sale or sales or transfer or transfers of the Building, or the making of any lease or leases thereof, or the sale or sales or the transfer or transfers or the assignment or assignments of any such lease or leases, Landlord shall be and hereby is relieved of all covenants and obligations of Landlord hereunder and it shall be deemed and construed without further agreement between the parties, or their successors in interest or between the parties and the transferee or acquirer at any such sale, transfer or assignment, or lessee on the making of any such lease, that the transferee, acquirer or lessee has assumed and agreed to carry out any and all of the covenants and obligations of Landlord hereunder to Landlord’s exoneration, and Tenant shall thereafter be bound to and shall attorn to such transferee, acquirer or lessee, as the case may be, as Landlord under this lease.

21.2	Tenant Partnership

If Tenant shall be a partnership (hereafter referred to as the “Tenant Partnership”), each person who is presently a member of Tenant Partnership, and each person who becomes a member of any successor Tenant Partnership hereafter, shall be and continue to be liable for the full and complete performance of, and shall be and continue to be subject to, the terms and provisions of this lease, whether or not he ceases to be a member of such Tenant Partnership or successor Tenant Partnership.

21.3	Relationship between Landlord and Tenant

It is understood and agreed that nothing contained in this lease nor in any acts of the parties hereto shall be deemed to create any relationship between the parties hereto other than the relationship of Landlord and Tenant.

ARTICLE 22 - BROKERAGE COMMISSION

22.1	General Provisions

As pan of the consideration for the granting of this lease, Tenant represents and warrants to Landlord that no broker or agent tother than any broker or agent authorized in writing by Landlord) negotiated or was instrumental in negotiating or consummating this lease. Any broker or agent of Tenant shall be paid by Tenant.

ARTICLE 23 - SECURITY

23.1	To Secure Payment of Rent

Tenant covens is with Landlord to furnish the Premises with and maintain therein a sufficient quantity of furniture, fixtures and other effects to secure the payment of 6 months rent.

ARTICLE 24 - EXPIRATION OF THE TERM OF THE LEASE

24.1	Tenant’s Notice to Landlord

Tenant shall give Landlord 9 months written notice prior to the date of expiration of this lease of its intention to vacate the Premises, failing which Landlord may at its option give written notice to Tenant within a period of not less than 30 days before the date of expiration of this lease that this lease is renewed for a further period of 12 months from the said date of expiration under the same terms and conditions as herein set forth. If neither of the notices hereinabove described is given the present lease shall terminate ipso facto and without notice or demand on the date stated in Article 4.1 of this lease and any continued occupation of the Premises by Tenant shall not have the effect of extending the period or of renewing the present lease for any period of time, the whole notwithstanding any provisions of law and Tenant shall be presumed to occupy the Premises against the will of Landlord who shall thereupon be entitled to make use of any and all remedies by law provided for the expulsion of Tenant and for damages, provided however, that Landlord shall have the right at its option in the event of such continued occupation by Tenant to give to Tenant at any time written notice that Tenant may continue to occupy the Premises under a tenancy from month to month in consideration of a rental equal to that provided in Article 5.1 hereof plus 50% thereof, payable monthly and in advance and otherwise under the same terms and conditions as are herein set forth.

24.2	Tenant’s Credit Rating

Landlord shall have the right at its sole option and discretion to refuse any renewal of this lease where Tenant’s credit rating is not at least as good at the time of such renewal as it was at the commencement of the term of this lease; the obligations to prove such credit rating to the entire satisfaction of Landlord at either or both of such times, to be incumbent on Tenant.

ARTICLE 25 - FORCE MAJEURE

25.1	General Provisions

If and to the extent that either Landlord or Tenant shall be unable to fulfill or shall be delayed or restricted in the fulfillment of any obligation under this lease, other than the payment by Tenant of any annual rent or additional rent, by reason of unavailability of material, equipment, utilities, services or labour required to enable it to fulfill such obligation or by reason of any statutory or regulatory or other legal requirement, or by reason of it not being able to obtain any permission or authority required pursuant to any applicable law or by reason of any other such cause beyond its control and not the fault of the party being delayed and not avoidable by the exercise of reasonable foresight (excluding the inability to pay for the performance of such obligation), then the party being delayed shall be entitled to extend the time for fulfillment of such obligation by a time equal to the duration of such delay or restriction, and the other party shall not be entitled to any compensation for any loss, inconvenience, nuisance or discomfort occasioned thereby. The party delayed will, however, use its best efforts to fulfill the obligation in question as soon as is reasonably practicable by arranging an alternate method of providing the work, services or materials being delayed subject in the tact of performance by Tenant, to the approval of Landlord in its sole and absolute discretion. In any event, the provisions of this Article 25.1 shall not apply to permit any delay in any payment by Tenant of any annual rent or additional rent.

ARTICLE 26 - GOVERNING LAW

26.1	General Provisions

This lease shall be construed and governed by the laws of the Province of Nova Scotia. Should any provisions of this lease and/or of its conditions be illegal or not enforceable under the laws of such Province it or they shall be considered severable and the lease and its conditions shall remain in force and be binding upon the parties as though the said provision or provisions had newer been included.

ARTICLE 27 - PRIOR AGREEMENTS

27.1	General Provisions

Tenant acknowledges that the execution of this lease shall constitute a conclusive presumption that all agreements and representations of every kind whatsoever, written or oral, previously entered into or made by the parties hereto or their agents, shall be solely those set forth in this lease.

27.2	Amendments of lease

This lease may not be amended save by written instrument duly executed by both Landlord and Tenant and the acceptance by Landlord of any plan, drawing, specification and/or notice and/or the consent of Landlord to any such plan, drawing, specification and/or notice, shall not be deemed to be an amendment to this lease without the express written undertaking and consent of Landlord that such acceptance and/or consent is to constitute an amendment.

ARTICLE 28 - RULES AND REGULATIONS

28.1	Acts to Injure Premises or Persons

Tenant shall not perform any acts or carry on any practices which may injure the Premises or be a nuisance or menace to other tenants, or make or permit any improper noises in the Building and shall forthwith upon request by Landlord discontinue all acts or practices in violation of this clause and repair any damage or injury to the Premises caused thereby.

28.2	Preservation of Good Order and Cleanliness

Tenant shall not cause unnecessary labour by reason of carelessness and indifference to the preservation of good order and cleanliness in the Premises and in the Building.

28.3	Animals

No animals shall be brought or kept in or about the Building.

28.4	Canvassing

Canvassing, soliciting and peddling in the Building is prohibited and Tenant shall co-operate to prevent the same.

28.5	Sidewalks, Entries, Passages, Elevators, etc.

The sidewalks, entries, passages, elevators and staircases shall not be obstructed or used by Tenant or its clerks, servants, agents, visitors or licensees for any other purpose than ingress to and egress from the offices. Nothing shall be thrown by Tenant, its clerks, servants, agents, visitors or licensees, out of the windows or doors, or into the entries, passages, elevators or staircases of the Building. Landlord reserves entire control of the sidewalks, entries, elevators, staircases, corridors and passages which are not expressly included within this lease, and shall have the right to make such repairs, replacements, Alterations, additions, decorations and Improvements and to place such signs and appliances therein, as it may deem advisable, provided that ingress to and egress from the Premises is not unduly impaired thereby.

28.6	Advertising

Landlord shall have the right to prohibit any advertising of or by Tenant, which in its opinion, tends to impair the reputation of the Building or its desirability as a building for offices or for financial, insurance and other institutions and businesses of a like nature. Upon written notice from Landlord Tenant shall refrain from or discontinue such advertising.

28.7	Signs or Advertisements on the Building

No sign, advertisement or notice shall be inscribed, painted or affixed on any part of the outside or inside of the Building, except on the directories and doors of offices, and then only of such size, color and style as Landlord shall determine and approve.

28.8	Selling Articles or Carrying on Business other than that specifically provided for in Lease

Tenant shall not sell or permit the sale at retail, of newspapers, magazines, periodicals, theatre tickets or such articles as are customarily sold in tobacco shops, soda fountains or lunch counters, or any other goods, wares or merchandise whatsoever, in or from Premises. Tenant shall not earn on or permit or allow any employee or other person to carry on the business of stenography, typewriting or any similar business in or from the Premises for the service or accommodation of the occupants of any other portion of the Building, or the business of a public barber shop or a manicuring or chiropodist business, or any business other than that specifically provided for in this lease.

28.9	Workmen for Repairs

The workmen of Landlord must be employed in Tenant at Tenant’s expense for lettering, interior moving and other similar work that may be done on the Premises.

28.10	Care of Premises-

Tenant shall not mark, paint, drill into or in any way deface the walls, ceilings, partitions, floors, wood, stone or iron work, or any other appurtenance to the Premises not without the prior written approval of the Landlord.

28.11	Window Shades

Tenant shall not install window shades of any color other than the typical colors from time to time approved by Landlord Tenant shall not install curtains or venetian blinds without the approval of Landlord. Tenant shall submit plans to Landlord for prior approval before installing curtains or blinds in the Premises.

28.12	Washrooms

The water and wash closets and urinals shall not be used for any other purpose than the purposes for which they were respectively constructed, and the expense of any breakage, stoppage or damage resulting from a violation of this rule by Tenant or its clerks, agents, servants, visitors or licensees, shall be borne by Tenant.

28.13	Apparatus Requiring Permit

If any apparatus used or installed by Tenant requires a permit as a condition for installation, Tenant must file such permit with Landlord.

28.14	Entering Building After Normal Office Hours

Landlord shall have the right to determine the business hours for the Premises. Until such time as Landlord may determine to the contrary, such business hours shall be between the hours of 7:00 am. and 6:00 p.m. on business days and between the hours of 7:00 a.m. and 12:00 noon on Saturdays. All persons entering and leaving the Building at any time other than within such business hours shall register in the books kept by Landlord at or near the night entrance. Landlord will have the right to prevent any person from entering or leaving the Building except during such business hours unless provided with a key to the Premises to which such person seeks entrance, or a pass issued and signed by Tenant upon the letterhead of Tenant and countersigned by Landlord. Any persons found in the Building at times other than such business hours without such keys or passes will be subject to the surveillance of the employees and agents of Landlord. This rule is made for the protection of Tenant, but Landlord shall be under no responsibility for failure to enforce it.

28.15	Safes and Heavy Equipment

Landlord shall have power to prescribe the weight and position of safes and other heavy equipment, which shall be placed and stand on such plant strips or skids as Landlord may prescribe, to distribute the weight properly. All damage done to the Building by taking in or moving out a sale or any other article of Tenant’s equipment, or due to its being on the Premises, shall be repaired at the expense of Tenant. The moving of safes shall occur only during such hours as Landlord may from time to time establish and upon previous notice to Landlord, and the persons employed to move the safes in and out of the Building must be acceptable to Landlord. Safes will be moved through the halls and corridors only upon steel bearing plates. No freight or bulky matter of any description will be received into the Building or carried in the elevators, except during hours approved by Landlord.

28.16	Rules and Regulations for Security of Building

Tenant agrees to observe all reasonable rules and regulations regarding the security and protection of the Building and Tenants thereof including without limitation the right of Landlord to search the person of and/or any article carried by any person entering or leaving the Building.

28.17	Further Rules and Regulations

Tenant covenants that the rules and regulations hereinabove stipulated, and such other and further rules and regulations as Landlord may make and communicate to Tenant, being in its judgment needful for the reputation, safety, care or cleanliness of the Building and Premises, or the operation, maintenance or protection of the Building and its equipment, or the comfort of the tenants, shall be faithfully observed and performed by Tenant, and by its clerks, servants, agents, visitors and licensees. Landlord shall have the right to change said rules and to waive in writing, or otherwise, any or all of the said rules in respect of any one or more tenants, and Landlord shall not be responsible to Tenant for the non-observance or violation of any of said rules and regulations by any other tenant or other person. The provisions of the rules and regulations shall not be deemed to limit any covenant or provision of this lease to be performed or fulfilled by Tenant.

28.18	Access to Loading Area

Landlord shall be entitled to control access to the truck loading area.

28.19	Keys

Landlord shall furnish Tenant, free of charge, with 2 keys for each corridor door entering the Premises, and additional keys will be furnished at a charge by Landlord equal to its cost, plus 15%. on an order signed by Tenant or Tenant’s authorized representative. All such keys shall remain the property of Landlord. No additional locks shall be allowed on any door of the Premises without Landlord’s written permission, and Tenant shall not make or permit to be made any duplicate keys, except those furnished by Landlord. Upon termination of this lease, or any renewal thereof, Tenant shall surrender to Landlord all keys for the Premises and give to Landlord the explanation of the combination of all locks for safes, safe cabinets and vault doors, if any, in the Premises.

28.20	Graphics

Landlord shall provide and install, at Tenant’s expense, all letters or numbers on doors to the Premises; all such letters and numbers shall be in the building standard graphics, and no others shall be used or permitted on the Premises. In addition, Landlord shall maintain a directory board in the lobby of the Building and provide reasonable identification of Tenant at Tenant’s expense.

28.21	Environmental

(1)

Tenant agrees that all activities conducted on the Premises during the term of this lease will comply with any and all laws, regulations and ordinances relating to environmental matters and the protection of the environment or other safety and health concerns including, without restriction, the storage, handling, disposal, discharge and or removal of any hazardous, nuclear or toxic waste, substance or material. Tenant agrees to indemnify and hold Landlord harmless from and against any loss, cost damage or expense arising out of or attributable to the failure of Tenant to comply with its obligations under this Article 28.21.

(2)

Landlord will have the right to inspect the Premises at all reasonable times to determine Tenant’s compliance with its obligations under this Article 28.21 and if Tenant fails to meet any of its obligations hereunder Landlord may perform, at Tenant’s expense, any lawful actions necessary to redress such default.

(3)

If, on termination of this lease Tenant is in default of any of its obligations under this Article 28.21 Landlord may, at its option, extend the term of this lease for such period of time as may be reasonable to cure such default, in which event this lease shall remain in full force aid effect until such default has been cured.

(4)

If Tenant’s business includes in any way the storage, handling, disposal, discharge and/or removal of any hazardous, nuclear or toxic waste, substance or material, Tenant’s liability insurance as provided for in Article 16.3 shall specifically insure against its obligations under this Article 28.21.

(5)

Tenant covenants and agrees with the Landlord that the Tenant shall at all times, at its own expense, operate, use and maintain the Premises and cause the Premises to be operated, used and maintained by all persons in strict compliance with all applicable Federal, Provincial, Municipal and local laws, statutes, ordinances, by-laws and regulations and all orders, directives and decisions rendered by, and policies, guidelines and similar guidance of, any ministry, department or administrative or regulatory agencies, authority, tribunal or court, relating to the protection of the environment human health and safety or the use, treatment, storage, presence, disposal, packaging, recycling, handling, clean-up or other remediation or corrective action of or in respect of any Hazardous Substance. For the purposes of this Lease, “Hazardous Substance” means, as defined by environmental laws, any pollutant, contaminant, chemical, waste (including, without limitation, solvent waste, liquid industrial waste, other industrial waste, toxic waste and hazardous waste) or deleterious substance, but excluding hazardous building materials defined and regulated as Designated Substances. For the purposes of this Lease, “Designated Substances” means a biological, chemical or physical agent or combination thereof prescribed as a designated substance to which the exposure of a worker is prohibited, regulated, restricted, limited or controlled.

(6)

Except as clearly permitted under environmental laws, the Tenant will not bring or permit to be brought on or into the Premises, the Building or any part thereof, or discharge or release or permit to be discharged or released, any Hazardous Substance. If required by the Landlord, the transportation and removal of any Hazardous Substances in conformance with the provisions of this Article 28.21 shall be performed by the Landlord for and on behalf of the Tenant and Tenant shall pay all cost relating to same.

(7)

The tenant will indemnify the Landlord and those for whom it is in law responsible and save them harmless from every loss, cost, claim, expense, fine, penalty, prosecution or alleged infraction which they, or any of them, suffer or suffers as a result of the Tenant’s breach of any of its obligations under this Article 28.21. In addition, the Tenant will pay to the Landlord, immediately upon demand, all costs incurred by the Landlord in doing any clean-up, restoration or other remedial work as a consequence of the Tenant’s failure to comply with any of its obligations under this Article 28.21, plus a 15% administration fee.

ARTICLE 29 - DEFAULT BY TENANT

29.1	Events of Default

29.1.1	The following are events of default hereunder:

(1)

if and whenever the annual rent or additional rent hereby reserved, or other monies payable by Tenant or any part thereof, shall not be paid on the day appointed for payment thereof and if such non-payment continues for 5 days after written notice thereof to Tenant by Landlord;

(2)

in case of default, breach or non-performance of any of the covenants or agreements or rules or regulations herein contained on the part of Tenant and if such default continues for 15 days after written notice thereof to Tenant by Landlord and Tenant shall not have remedied same or if such default would take more time than 15 days to remedy and Tenant has commenced to cure such default within such 15 day cure period then the cure period shall be extended for so long as is necessary to cure such default provided that Tenant continues to diligently pursue the remedying of such default;

(3)	in case of the seizure or forfeiture of the term, or any renewal or overholding portion thereof;

(4)	if Tenant shall attempt or threaten to move its goods, chattels or equipment out of the Premises other than as allowed under this lease;

(5)	if a receiver shall be appointed for the business, property, affairs or revenues of Tenant or a part thereof;

(6)	if Tenant shall be adjudicated a bankrupt or make any general assignment for the benefit of creditors or take or attempt to take the benefit of any insolvency or bankruptcy legislation;

(7)

save where otherwise permitted hereunder if any person other than Tenant has or exercises the right to manage or control the Premises, any part thereof, or any of the business carried on therein other than subject to the direct and full supervision and control of Tenant;

(8)

if, without the prior written consent of Landlord not to be unreasonably withheld, effective control of Tenant is acquired or exercised by any person or persons not having effective control of Tenant at the date of this lease other than as herein expressly permitted.

29.1.2

Then and in any of such events of default, the then current and the next 3 months’ annual rent and additional rent shall be forthwith due and payable and Landlord shall have the following rights and remedies, all of which are cumulative and not alternative, to:

(1)

terminate this lease in respect of the whole or any part of the Premises by written notice to Tenant; if this lease is terminated in respect of part of the Premises, this lease shall be deemed to be amended by the appropriate amendments, and proportionate adjustments in respect of annual rent and additional rent and any other appropriate adjustments shall be made;

(2)

itself, or by its agent or employees, or by a receiver or replacement thereof appointed in writing by Landlord enter the Premises as agent of Tenant and as such agent to relet the Premises for whatever term (which may be for a term extending beyond the then term hereof) and on whatever terms and conditions as Landlord in its sole discretion may determine and to receive the rent therefor and, as the agent of Tenant to take possession of any furniture, fixtures, equipment, stock or other property thereon and, upon giving written notice to Tenant, to store the same at the expense and risk of Tenant or to sell or otherwise dispose of the same at public or private sale without further notice, and to make such Alterations to the Premises in order to facilitate their reletting as Landlord shall determine, and to apply the net Proceeds of the sale of any furniture, fixtures, equipment stock or other property or from the reletting of the Premises, less all expenses incurred by Landlord in making the Premises ready for relating and in retelling the Premises, on account of the Rent due and to become due under this lease and Tenant shall be liable to Landlord for any deficiency and for all such expenses incurred by Landlord as aforesaid; no such entry or taking possession of or performing alteration to or retelling of the Premises by Landlord shall be construed as an election on Landlord’s part to terminate this lease unless a notice of such intention or termination is given by Landlord to Tenant;

(3)

remedy or attempt to remedy any default of Tenant in performing any repairs, work or other covenants of Tenant hereunder and, in so doing, to make any payments due or claimed to be due by Tenant to third parties and to enter upon the Premises, without any liability to Tenant therefor or for any damages resulting thereby, and without constituting are entry of the Premises or termination of this lease, and without being in breach of any of Landlord’s covenants hereunder and without thereby being deemed to infringe upon any of Tenant’s rights pursuant hereto, and, in such case, Tenant shall pay to Landlord forthwith upon demand all amounts paid by Landlord to third parties in respect of such default and all reasonable costs of Landlord in remedying or attempting to remedy any such default as additional rent;

(4)

take possession of the Premises and all contents thereof itself or by a receiver or any replacement thereof appointed by Landlord in writing and carry on the business on the Premises and sell this lease or sub let the Premises and sell the contents of the Premises in such manner as may seem advisable to Landlord or the receiver or any replacement thereof, all in the name of Tenant;

(5)

obtain damages from Tenant including, without limitation, if this lease is terminated by Landlord, all deficiencies between all amounts which would have been payable by Tenant for what would have been the balance of the term but for such termination, and all net amounts actually received by Landlord for such period of time; and

(6)

suspend or cease to supply any utilities, services, heating, ventilating, air conditioning and humidity control to the Premises, all without liability of Landlord for any damages, including indirect or consequential damages, caused thereby.

29.2	The Exercise of any Right of Landlord

The exercise by Landlord of any right it may have hereunder or by law shall not preclude the exercise by Landlord of any other right it may have hereunder or by law.

29.3	No Waiver by. Landlord

Failure of Landlord to insist upon the performance of any covenant or condition of this lease or to exercise any right or option contained in this lease shall not be construed as a waiver or relinquishment of any such covenant, condition, right or option. No variation of any covenant or condition of this lease shall be valid unless in writing and signed by duly authorized persons on behalf of Landlord. The acceptance of rent from or the performance of any obligation by a person other than Tenant shall not be construed as an admission by Landlord of any right, title or interest of such person as sub-tenant, assignee, transferee or otherwise in the place of Tenant.

29.4	Landlord’s Right to Enter Premises

Tenant further covenants and agrees that, on Landlord becoming entitled to re-enter upon the Premises under any of the provisions in this lease, Landlord, in addition to all other rights, shall have the right to enter the Premises as agent of Tenant, either by force or otherwise, without being liable for damages or loss therefor and to relet the Premises as the agent of Tenant, and to receive the rent therefor and, as the agent of Tenant to take possession of any furniture or other property on the Premises and to sell the same at public or private sale without notice and to apply the proceeds of such sale and any rent derived from reletting the Premises upon account of the rent under this lease and Tenant shall be liable to Landlord for the deficiency, if any.

29.5	No Limitation on Right to Distrain

Tenant waives and renounces the benefit of any present or future statute taking away or limiting Landlord’s right of distress and covenants and agrees that notwithstanding any such statute none of the goods and chattels of Tenant on the Premises at any time during the term shall be exempt from levy by distress for rent or any other charges; all goods and chattels brought by Tenant onto the Premises shall be the unencumbered property of Tenant and they shall not be subjected to any claim or other encumbrance at any time without the written consent of Landlord. If Tenant shall leave the Premises leaving any rent or other amounts owing under this lease unpaid, Landlord, in addition to any other available remedy, may seize and sell the goods and chattels of Tenant at any place to which Tenant or other person may have removed them in the same manner as if such goods and chattels had remained and been distrained upon the Premises.

ARTICLE 30 - MISCELLANEOUS

30.1	Captions

The captions and headings appearing in this lease have been inserted as a matter of convenience and for reference only and in no way define, limit or enlarge the scope or meaning of this lease, nor of any provision hereof.

30.2	No Registration

Tenant covenants that it will not register this lease or any notice thereof except in a form which shall be acceptable to Landlord.

30.3	Tenant’s Acceptance of Lease

Tenant hereby accepts this lease of the above described Premises to be held by it as Tenant subject to the covenants, conditions and restrictions above and in the Schedules attached hereto set forth.

30.4	Acknowledgement of Authority

GWL Realty Advisors Inc. (“GWLRA”) has executed this Lease as the agent for the Landlord. The covenants and agreements hereunder are the obligations of the Landlord only and are not obligations personal to or enforceable against GWLRA.

30.5	Successors and Assigns

AND IT IS AGREED, that the provisions hereof shall be binding upon and enure to the benefit of the successors, legal representatives and assigns of the parties, except as may be hereinabove otherwise provided, and if there is more than one tenant, the covenants herein contained on the part of Tenant shall be construed as being several as well as joint, and where necessary, the singular number shall be taken to include the plural, and the neuter, the masculine and/or the feminine gender.

ARTICLE 31 - -SPECIAL CLAUSES

31.1	Condition of Premises

The panics agree that the Tenant shall take possession of the Premises in their present “as is” condition. Tenant shall be responsible at its own expense for any modifications or renovations within the Premises, subject to the prior approval of Landlord and the general procedures outlined in this lease. Landlord and Tenant ant that am and all alterations, repairs, changes, additions or improvements to the Premises beyond those specified in Schedule “D” shall at all times constitute Tenant improvements for which Tenant shall assume all responsibility.

31.2	Fixturing Period

Provided this Lease has been executed by the Tenant by no later than March 24, 2017, and proof of insurance in accordance with the provisions contained in this lease have been provided prior to the Tenant being provided access to the Premises, it is estimated the Premises will be substantially completed for the Tenant to be given access to the Premises for the purpose of installing its furniture, equipment, services and commencing its business in the Premises on or about June 1, 2017, to the day immediately preceding the Commencement Date (the “Fixturing Period”). The Tenant’s occupation of the Premises during the Fixturing Period will be governed by all terms and conditions of the lease, save and except that the tenant will not be responsible for the payment of Basic Rent or Additional Rent, but will reimburse the Landlord for its utilities and any other services provided by the Landlord, such as cleaning.

31.3	Tenant Improvement Allowance

If Tenant is Kinduct Technologies Inc., and is itself in occupation of the whole of the Premises in accordance with this Lease and if Tenant is not in default and has not been in default during the Term, then Landlord shall pay to Tenant a onetime contribution towards the final cost of Tenant’s initial leasehold improvements actually installed in the Premises, based on receipted invoices presented to the Landlord, but in any event, to a maximum amount of 510.00 per square that of the Rentable Area of the Premises as they are constituted at the Commencement Date, plus HST (the “Allowance”). The Allowance will be payable to the Tenant within 60 days after the following conditions have been met:

(a)

Tenant has obtained Landlord’s approval of Tenant’s architectural, structural, mechanical and electrical plans and specifications and has completed the tenant’s work to the satisfaction of Landlord in accordance with those approved plans and specifications:

(b)

the appropriate provincial lien period for construction, mechanics’ or builders’ liens has elapsed since completion of the Tenant’s work in accordance with (a) above and Tenant has satisfied Landlord that no such lien has or may be claimed with respect thereto:

(c)

Tenant has produced evidence satisfactory to Landlord that all accounts relating to the Tenant’s work have been paid and that the amount expended by the tenant with respect to such leasehold improvements is at least equal to the amount of the Allowance being requested:

(d)

Tenant has delivered to Landlord, if requested by Landlord, a clearance certificate issued under any workers’ compensation or similar workplace safety legislation in force in the province in respect of each contractor and sub-contractor which did work in connection with the Tenant’s work in the Premises;

(e)	Landlord has received complete “as built” drawings certified by Tenant’s architect with respect to all work done by Tenant in the Premises: and

(f)	the Lease has been executed, the Term has commenced and Tenant has taken occupancy of the Premises in accordance with this lease.

Tenant will provide Notice to Landlord confirming that all of these conditions have been met and advising Landlord of Tenant’s HST registration number. Landlord has the right to apply all or any part of the Allowance against any amounts owed to Landlord by Tenant. If no amounts are due by Tenant to Landlord and Tenant is not in default of any provision of the Lease and all conditions contained herein are met, Landlord shall allow the tenant, at its option, to apply any unused portion of the Allowance for a reduction in Rent first coming due. Tenant agrees that, if this Lease is terminated as a result of any default of Tenant, Tenant will repay to Landlord, as Additional Rent, an amount equal to the full amount of the Allowance which Landlord has advanced, multiplied by a fraction, the numerator of which is the number of months left in the Term and the denominator of which is the number of months in the Term.

31.4	Extension of Term

If Tenant is Kinduct Technologies Inc., and is itself in occupation of the whole of the Premises throughout the Term in accordance with the Lease and if Tenant is not in default and has not been in default during the Term, and Tenant has delivered a written Notice to Landlord not more than twelve (12) months and not less than nine (9) months before the expiration of the term that Tenant wishes to extend the Term, then Landlord shall extend the Term of the Lease for the entire Premises at the expiration of the Term for a period of the (5) years (the “Extended Term”). The Basic Rent rate for the Extended Term shall be the Fair Market Rent (as defined in the following sentence). “Fair Market Rent” shall be the prevailing net rental rate for a renewal being quoted at the applicable time, for premise) for tenants with comparable financial covenants in comparable buildings in the financial core in Downtown Halifax, which premises are comparable with respect to size, location, term and leasehold improvements. All other terms and conditions of the lease will apply to the Extended Term, except that there will be no leasehold improvement allowance, no free rent, no Fixturing Period and no further right to extend the Term. If the parties are unable to agree on the Basic Rent to be paid during the Extended Term within 60 days of the date of the Tenant’s Notice, then this right to Extend the Term and the Extended term shall be null and void and neither party shall have any rights or obligations towards the other arising therefrom. If the parties are able to agree upon a Basic Rent rate within such 60 day period, then Tenant shall sign Landlord’s then current standard form of net lease for the Building to document the Extended Term or, at Landlord’s option, a Lease Extension Agreement prepared by Landlord to reflect the terms of the Extended Perm, subject to reasonable modifications as may be agreed upon between the parties. It is understood and agreed that Tenant in exercising this right, shall be deemed to be exercising a right to extend the Term for all space which Tenant is occupying in the Building.

31.5	Right of First Refusal

During the Term, provided the Tenant is Kinduct Technologies Inc. and is not in default, and has not been in substantial or repetitive default under this lease, is itself in occupancy of the whole Premises, and subject to any existing rights of other tenants in the Building, should the Landlord receive a bona fide third party offer to lease, which the Landlord is prepared to accept with respect to any premises located on the 16th and 17th floors of the Building (the “Available Space”), the Landlord shall notify the Tenant in writing of its intention to lease the Available Space and shall include a copy of said third party offer redacted so as to contain all, but only, the main business terms and conditions. The Tenant shall thereafter, subject to the following paragraph, have the opportunity to lease the Available Space under the same terms and conditions of the said third party offer (the “ROFR”).

The tenant shall have the (5) business days after receiving the Landlord’s written notice to advise the Landlord in writing that it wishes to lease the Available Space. For greater certainty, it is agreed that the Tenant shall inform the Landlord of its total lack of interest in the Available Space in order to prevent any unnecessary disclosure of confidential information.

Should the Tenant elect to lease such Available Space on such terms and conditions (exactly as set out in the third party offer), the Tenant shat forthwith enter into an agreement amending the lease to include the Available Space so leased. Should the Tenant elect not to lease such Available Space or should the Tenant fail to respond in accordance with the provisions of the foregoing paragraphs, the Landlord may, at its sole discretion accept the said third party offer and the tenant shall have no further rights pursuant to this ROFR to lease such Available Space.

The ROFR granted to the tenant shall be deemed to be a personal right of the Tenant and shall not be assignable or transferable by the Tenant nor shall it pass to or devolve upon any assignee or transferee of this lease or of the rights granted thereby or subtenant of the whole or a portion of the proposed Premises selected.

31.6	Parking

Landlord or Landlord’s Manager shall, throughout the Term of the lease, provide Tenant with fourteen (14) permits for unreserved parking in the Building’s parking facility, at Landlord’s prevailing rate for parking from time to time, which is projected to be $160.00 per permit per month, plus HST, as of the commencement data of the Term of this Lease. Tenant must accept from Landlord or Landlord’s Manager all the permits to which it is entitled on the Commencement Date or forfeit the number it has elected not to take. Tenant acknowledges and agrees that this is a contractual right only and does not firm part of the Premises demised to Tenant and no landlord and tenant relationship exists with respect to this parking right, but the obligations shall be binding upon successors and assigns of Landlord’s interest in the Building. Tenant agrees to sign, on Landlord’s or Landlord’s Manager’s request, Landlord’s or Landlord’s Manager’s standard form of parking license agreement for the Building’s parking facility.

In addition to the above and subject to availability, the Tenant could be provided with additional permits for unreserved parking in the Building’s parking facility on a month-to-month basis at the Landlord’s prevailing rates for parking from time to time, terminable by either party giving the other party one month’s notice ending with the last day of a month, all in accordance with Landlord’s or Landlord’s Manager’s standard license agreement for month-to-month parking permits.

31.7	New Tenant Environmental Assessment Form

Landlord requires Tenant to complete the Landlord’s standard New Tenant Environmental Assessment Form, attached hereto as Schedule “E,” and to submit same to Landlord immediately upon acceptance hereof by Tenant so that Landlord may make an informed decision following receipt of the completed New Tenant Environmental Assessment Form prior to executing this Lease. If the Landlord does not execute this Lease within five (5) business days evidencing that the Landlord is satisfied that the Tenant’s occupancy and use of the Premises shall not have any detrimental environmental impact on the Building, this Lease shall be deemed to have been terminated by Landlord and neither party shall have any rights or obligations towards the other arising therefrom.

31.8	Consultant’s Fee

It is understood that Geof Ralph, Partners Global Corporate Real Estate Inc., has represented the Tenant with respect to this Lease. Landlord shall pay the consultant’s fee in the amount of $3.00 per square foot of rentable area of the Premises and said consultant’s lee shall be paid 50% upon the full execution of this Lease between the parties and 50% upon the commencement date of the Term.

31.9	Tenant Financials

Landlord requires a period of five (5) business days from acceptance of this Lease by Tenant to review Tenant’s credit worthiness with respect to the financial obligations contemplated in this Lease. Financial information must be submitted to Landlord immediately upon acceptance hereof by Tenant. If the Landlord does not execute this

Lease within five (5) business days evidencing such approval within the aforesaid time period, this Lease shall be deemed to have been terminated by Landlord and neither party shall have any rights or obligations towards the other arising therefrom

(Signature Page Follows)

IN WITNESS WHEREOF, Landlord and Tenant have dub executed and signed these presents as of the day and year first above written.

PSS INVESTMENTS I INC, TPP INVESTMENTS I INC., THE GREAT-WEST LIFE ASSURANCE COMPANY and LONDON LIFE INSURANCE COMPANY, by their agent GWL Realty Advisors Inc.

Per:	/s/ Kenzie MacDonalds
Kenzie MacDonald, Director, Asset Management, Commercial & Multi-Residential

Per:	/s/ Pascale Roy
Pascale Roy, Vice President, Asset Management, Eastern Region

Having the authority to bind the corporation

KINDUCT TECHNOLOGIES INC.

Per:	/s/ Jackie Palmer
Name:	Jackie Palmer
Title:	Business Operations (corporate secretary)

/s/ Gordon Cooper
Witness
Name:	Gordon Cooper
Telephone:

Per:
Name:
Title:

I/We have the authority to bind the corporation